Exhibit 10.1

US$1,750,000,000 FACILITY AGREEMENT DATED 12 DECEMBER 2017
FOR

BUNGE FINANCE EUROPE B.V.
AS BORROWER

ARRANGED BY

ABN AMRO BANK N.V., BNP PARIBAS, CRÉDIT AGRICOLE CORPORATE AND
INVESTMENT BANK, HSBC BANK PLC AND ING BANK N.V.

WITH

ABN AMRO BANK N.V.
ACTING AS AGENT

REVOLVING FACILITY AGREEMENT

CONTENTS
Clause	Page

1.	Definitions and Interpretation	1
2.	The Facility	25
3.	Purpose	28
4.	Conditions of Utilisation	28
5.	Utilisation	29
6.	Extension Option	30
7.	Repayment	33
8.	Prepayment and Cancellation	34
9.	Interest	38
10.	Interest Periods	39
11.	Changes to the Calculation of Interest	39
12.	Fees	40
13.	Tax Gross Up and Indemnities	42
14.	Increased Costs	47
15.	Other Indemnities	48
16.	Mitigation by the Lenders	49
17.	Costs And Expenses	50
18.	Representations	50
19.	Positive Covenants	54
20.	Negative Covenants	57
21.	Acknowledgement	60
22.	Covenant of Agent and Lenders and Patriot Act notice	61
23.	Events of Default	61
24.	Use of Websites	66
25.	Changes to the Lenders	68
26.	Changes to the Borrower	72
27.	Role of the Agent and the Arrangers and the Reference Banks	73
28.	Conduct of Business by the Finance Parties	82
29.	Sharing Among the Finance Parties	82
30.	Payment Mechanics	85
31.	Set-Off	87
32.	Notices	88
33.	Calculations and Certificates	90
34.	Partial Invalidity	90

- i -

35.	Remedies and Waivers	91
36.	Amendments and Waivers	91
37.	Confidentiality	94
38.	Confidentiality of Reference Bank Quotations	98
39.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	100
40.	Counterparts	100
41.	Governing Law	101
42.	Enforcement	101

- ii -

THIS AGREEMENT is dated 12 December 2017 and made between:

(1)
BUNGE FINANCE EUROPE B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands having its corporate seat (statutaire zetel) in Rotterdam, The Netherlands and its registered office at 11720 Borman Drive, St. Louis, Missouri 63146, United States of America and registered with the Dutch Commercial Register (Handelsregister) under number 24347428 (the “Borrower”);

(2)
ABN AMRO BANK N.V., BNP PARIBAS, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, HSBC BANK PLC and ING BANK N.V. as mandated lead arrangers and bookrunners (each an “Arranger” and together the “Arrangers”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 2 (The Original Lenders) as lenders (the “Original Lenders”); and

(4)	ABN AMRO BANK N.V. as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“2014 Facility” means the US$1,750,000,000 revolving facility agreement dated 17 March 2014 (as amended on 10 August 2015) between, amongst others, Bunge Finance Europe B.V., as borrower, ABN AMRO Bank N.V., as agent, and the persons listed therein as lenders.

“Acceptable Bank” means:

(a)
a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Agent.

“Accordion Increase Certificate” a certificate substantially in the form set out in Schedule 7 (Form of Accordion Increase Certificate).

“Accordion Increase Date” means, in relation to an increase of the Total Commitments in accordance with Clause 2.2 (Accordion Increase), the later of:

(a)	the proposed Accordion Increase Date specified in the relevant Accordion Increase Certificate; and

(b)	the date on which the Agent executes the relevant Accordion Increase Certificate,

which date shall be the last date of the Interest Period of each Loan then outstanding.

“Additional Commitment Lenders” means the Accordion Lenders and the New Accordion Lenders.

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person.  For purposes of this definition “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  Notwithstanding the foregoing:

(a)	in relation to Crédit Agricole Corporate and Investment Bank, the term “Affiliate” shall include any Caisse Régionale of the Crédit Agricole Group and/or LCL;

(b)
in relation to ABN AMRO Bank N.V., the term “Affiliate” shall exclude the state of The Netherlands and any of its subsidiaries other than ABN AMRO Bank N.V., but include any entity that acquires the business of ABN AMRO Bank N.V. to which the Dutch state is entitled; and

(c)
in relation to Natixis, the term “Affiliate” shall include any members of the Banque Populaire and Caisse d’Epargne networks within the meaning of articles L.512-11, L.512-86 and L.512-106 of the French Monetary and Financial Code (Code Monétaire et Financier).

“Applicable Margin” means as set out in Schedule 1 (Applicable Margin) hereto.

“Applicable Moody’s Rating” means the Rating that Moody’s provides of (i) the Parent or (ii) if Moody’s does not provide a Rating of the Parent, then the Bunge Master Trust or (iii) if Moody’s does not provide a Rating of the Parent or the Bunge Master Trust then BLFC provided that BLFC is at that time an Investor Certificateholder.

“Applicable Rating” means an Applicable Moody’s Rating or an Applicable S&P Rating.

“Applicable S&P Rating” means the Rating that S&P provides of (i) the Parent or (ii) if S&P does not provide a Rating of the Parent, then the Bunge Master Trust or (iii) if S&P does not provide a Rating of the Parent or the Bunge Master Trust then BLFC provided that BLFC is at that time an Investor Certificateholder.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period beginning on the date of this Agreement and ending on the Final Maturity Date.

“Available Commitment” means, on any date, a Lender’s Commitment minus:

(a)	its participation in any outstanding Loans on such date; and

(b)	in relation to any proposed Utilisation, its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“BAFC” means Bunge Asset Funding Corp., a Delaware corporation, and its successors and permitted assigns.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Basel III” means:

(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)
the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“BLFC” means Bunge Limited Finance Corp., a Delaware corporation, and its successors and permitted assigns.

“Board of Directors” means, with respect to any Person, the board of directors of such Person or any duly authorised committee thereof.

“Borrower Account” means any account established by or for the Borrower, other than the Series 2003-1 Collection Subaccount (or any sub-subaccount thereof), for the purpose of depositing funds borrowed hereunder or under any Pari Passu Indebtedness and any amounts paid pursuant to the Series 2003-1 VFC Certificate and all amounts received with respect to Hedge Agreements.

“Break Costs” means the amount (if any) by which:

(a)
the interest minus the Applicable Margin which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount of that Loan or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of that Interest Period.

“Bunge Master Trust” means the trust created pursuant to the Pooling Agreement.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Amsterdam and New York City.

“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock or shares, preferred stock or shares and partnership and joint venture interests) of such Person (excluding any debt securities convertible into, or exchangeable for, such equity).

“Change of Control” means the occurrence of any of the following:

(a)
the Parent becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the United States Securities Exchange Act of 1934 (the “Exchange Act”), proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination, of 50% or more of the total voting power of the Voting Stock of the Parent then outstanding;

(b)
the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Parent and its Subsidiaries, taken as a whole, to any Person that is not a Subsidiary of the Parent;

(c)	the first day on which a majority of the members of the Parent’s Board of Directors are not Continuing Directors; or

(d)	the Borrower shall not be directly, or indirectly wholly-owned by the Parent.

“Code” means the US Internal Revenue Code of 1986, as amended.

“Commitment” means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 2 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement or assumed by it under Clause 2.2 (Accordion Increase); and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement or assumed by it under Clause 2.2 (Accordion Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Confidential Information” means all information relating to the Borrower, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 37 (Confidentiality); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (A) or (B) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Reference Bank Quotation.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Agent.

“Consenting Lender” has the meaning given to it in Clause 6 (Extension Option).

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Parent who (1) was a member of such Board of Directors on the date of this Agreement; or (2) was nominated for election, appointed or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Parent’s proxy statement in which such member was named as a nominee for election as a director).

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“CRD IV” means:

(a)
Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 (“CRR”); and

(b)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

“Daily Report” means a report prepared by the Servicer on each Business Day required pursuant to Section 4.01 of the Servicing Agreement or Clause 19 (Positive Covenants) of this Agreement, in substantially the form of Exhibit B attached to the Series 2003-1 Supplement.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)
which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation); or

(b)	which has otherwise rescinded or repudiated a Finance Document,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Defaulted Loan” has the meaning as defined in Annex X of the Pooling Agreement.

“Delinquent Loan” has the meaning as defined in Annex X of the Pooling Agreement.

“Designated Obligors” means the Parent and the Subsidiaries of the Parent set forth on Schedule IV to the Parent Guarantee (and their successors) and any other Subsidiaries of the Parent designated by the Parent from time to time under the Pooling Agreement that satisfy the conditions set forth in the definition of “Eligible Obligor” in Annex X to the Pooling Agreement.  Notwithstanding the immediately preceding sentence, with the prior written consent of the Majority Lenders (which consent shall not be unreasonably withheld), the Borrower may from time to time identify, on the instructions of the Parent, the Parent and/or certain Subsidiaries that shall not be classified as Designated Obligors.

“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dutch Civil Code” means the Dutch Civil Code (Burgerlijk Wetboek).

“Dutch FSA” means the Dutch Financial Supervision Act (Wet op het financieel toezicht), including any regulations issued pursuant thereto.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the Agent has received all of the documents and other evidence listed in Schedule 3 (Conditions Precedent) in form and substance reasonably satisfactory to it, such date to occur no later than the date falling one Month after the date of this Agreement.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Executive Order” means Executive Order No. 13224 of September 23, 2001 – Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism.

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated US Treasury Regulations or other official guidance;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)
in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FCPA” has the meaning given to it in Clause 18.20 (Sanctions).

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arrangers and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in Clause 12 (Fees).

“Final Maturity Date” means the Original Maturity Date or, in respect of Consenting Lenders (and Replacement Lenders, if applicable), if the extension option under Clause 6 (Extension Option) has been exercised, the First Extension Maturity Date or the Second Extension Maturity Date, as applicable.

“Finance Document” means this Agreement, any Fee Letter, any Transfer Certificate, the Parent Guarantee and any other agreement or document from time to time entered into pursuant to any of the foregoing documents and any other document designated in writing as such by the Agent and the Borrower.

“Finance Party” means the Agent, an Arranger or a Lender.

“First Anniversary” means the date falling 12 Months after the Effective Date.

“First Extension Request” has the meaning given to it in Clause 6 (Extension Option).

“First Extension Maturity Date” means the date falling 12 Months after the Original Maturity Date.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group” means the Borrower, the Parent and the Designated Obligors.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreements” means all swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Hedge Termination Amounts” means, as the context requires hereunder, all amounts (i) due and owing by the Borrower or (ii) received by the Borrower, in each case in connection with the termination of a Hedge Agreement entered into by the Borrower.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Indebtedness” means, as to any Person, without duplication:

(a)	all obligations of such Person for borrowed money;

(b)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)	all obligations of such Person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business;

(d)
all obligations of such Person as lessee which are capitalised in accordance with GAAP, save that, to the extent a change in GAAP occurs (whether or not such change is, as of the date hereof, already scheduled to occur after the date hereof) which results in operating leases being treated or classified as capital leases or which reclassifies capital leases using different terminology (e.g., as “finance leases”).

(e)
all obligations of such Person created or arising under any conditional sales or other title retention agreement with respect to any property acquired by such Person (including, without limitation, obligations under any such agreement which provides that the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of such property);

(f)	all obligations of such Person with respect to letters of credit and similar instruments including, without limitation, obligations under reimbursement agreements;

(g)
all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, whether or not such indebtedness is assumed by such Person; and

(h)	all Guarantee Obligations of such Person (other than guarantees of obligations of direct or indirect Subsidiaries of such Person).

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)
has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (in each case other than by way of an Undisclosed Administration);

(i)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Interpolated Screen Rate” means, in relation to LIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for dollars.

“Investor Certificateholder” has the meaning as defined in Annex X to the Pooling Agreement.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.2 (Accordion Increase) or Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for dollars; or

(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for dollars and for a period equal in length to the Interest Period of that Loan and if any such rate is less than zero, LIBOR shall be deemed to be zero.

“Lien” means with respect to any asset (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or (as the context requires) the principal amount outstanding for the time being of that loan.

“Majority Lenders” means:

(a)
if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66⅔% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66⅔% of all the Loans then outstanding.

“Master Trust Approved Currencies” means dollars, euro, sterling and yen.

“Master Trust Guaranty” means the Eighth Amended and Restated Guaranty made as of 20 November 2014 by the Parent to Coöperatieve Rabobank U.A. (f/k/a Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch), as letter of credit agent, JP Morgan Chase Bank, N.A. as administrative agent, and The Bank of New York Mellon, as collateral agent and trustee, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof from time to time.

“Material Adverse Effect” means:

(a)	a material adverse effect on the business, property, operations, condition (financial or otherwise) or prospects of the Borrower or of the Parent and its consolidated Subsidiaries taken as a whole;

(b)	a material impairment of the collectability of the Purchased Loans taken as a whole; or

(c)
a material impairment of the validity or enforceability of this Agreement or any of the other Finance Documents or of the Transaction Documents or the rights or remedies of the Agent or the Lenders against the Borrower or the Parent hereunder or under the other Finance Documents.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Monthly Settlement Statement” has the meaning defined in Annex X to the Pooling Agreement.

“Moody’s” means Moody’s Investors Service, Inc. or any successor of Moody’s credit ratings service.

“Non-Public Lender” means:

(a)
an entity that provides repayable funds to the Borrower for a minimum amount of EUR 100,000 (or its equivalent), and to the extent the amount of EUR 100,000 (or its equivalent) does not result in such entity not qualifying as forming part of the ‘‘public’’ (as referred to in Article 4, subsection 1 under (1) of the CRR), such other amount or such criterion as a result of which such entity shall qualify as not forming part of the public; and

(b)	following the publication of any interpretation of public by the relevant authority/ies, such amount or such criterion as a result of which such entity shall qualify as not forming part of the public.

“Obligors” means the Parent and the Borrower.

“OFAC” has the meaning given to it in the definition of Sanctions.

“Original Maturity Date” means the date falling 36 Months after the Effective Date.

“Parent” means Bunge Limited, a company formed under the laws of Bermuda having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11 Bermuda.

“Parent Guarantee” means the guarantee given by the Parent in the form set out in the Exhibit to this Agreement, as the same may be amended, supplemented or otherwise modified in accordance with the terms of the Finance Documents.

“Pari Passu Indebtedness” means:

(a)
Indebtedness for borrowed money, the proceeds of which are used to either increase the Series 2003-1 Invested Amount, refinance Indebtedness originally used for such purpose, and/or pay expenses incurred in connection with this Agreement or any such other Indebtedness; and

(b)	indebtedness incurred in connection with Hedge Agreements entered into in connection with the Loans hereunder and any Pari Passu Indebtedness described in paragraph (a) above,

in each case which ranks not greater than pari passu (in priority of payment) with the Loans.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107-56, signed into law 26 October 2001.

“Payment Period” means a period commencing on a date on which the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Finance Documents have become due and payable (whether at the stated maturity, by acceleration or otherwise) and ending on the date the Loans (with accrued interest thereon) and all such other amounts are paid in full by the Borrower or the Parent.

“Permitted Indebtedness” means:

(a)	Indebtedness of the Borrower pursuant to this Agreement; and

(b)	Pari Passu Indebtedness.

“Person” means an individual, partnership, corporation, firm, limited liability company, company, business trust, association, consortium, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature (whether or not having separate legal personality).

“PMP” means a “professional market party” (professionele marktpartij) within the meaning of the Dutch FSA.

“Pooling Agreement” means the Fifth Amended and Restated Pooling Agreement, dated as of 28 June 2004, among Bunge Funding, Inc., the Servicer and The Bank of New York Mellon, as trustee, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof from time to time.

“Purchased Loan” has the meaning defined in Annex X to the Pooling Agreement.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period unless market practice differs in the London interbank market for a currency in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

“Rate of Exchange” means as of the relevant date, the rate of exchange set forth on the relevant page of the Reuters screen on or about 11.00 a.m., New York City time, for the purchase of (as the context will require) a Master Trust Approved Currency with any other Master Trust Approved Currency on such date.

“Rating Agencies” means collectively, S&P and Moody’s.

“Rating” means the rating of the Rating Agencies applicable to senior long-term, unsecured debt as announced by the Rating Agencies.

“Reference Bank Quotation” means any quotation supplied to the Agent by a Reference Bank.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as either:

(a)	if:

(i)	the Reference Bank is a contributor to the Screen Rate; and

(ii)	it consists of a single figure,

the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator; or

(b)	in any other case, the rate at which the relevant Reference Bank could fund itself in dollars for the relevant period with reference to the unsecured wholesale funding market.

“Reference Banks” means the principal London offices of BNP Paribas and ING Bank N.V. and the principal Amsterdam office of ABN AMRO Bank N.V. and such other banks as may be appointed by the Agent in consultation with the Borrower.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Repeating Representations” means each of the representations set out in Clauses 18.1 (Existence: Compliance with Law) to 18.6 (No default), Clause 18.11 (No misleading information), Clause 18.12 (No Subsidiaries), Clause 18.14 (Pari passu ranking), Clause 18.16 (Limited Purpose), Clause 18.17 (No Change), Clause 18.19 (Tax Status) and Clause 18.20 (Sanctions).

“Replacement Lender” has the meaning given to it in Clause 6 (Extension Option).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Requirement of Law” means as to any Person, the Certificate of Incorporation and By-Laws or other organisational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (and including, for the avoidance of doubt, all applicable environmental laws and regulations and the Employee Retirement Income Security Act of 1974), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means any member of the board of directors (bestuur), the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer of the Borrower or Parent, as applicable, or any other officer of the Borrower or Parent, as applicable, customarily performing functions similar to those performed by any of the above-designated officers.

“Restricted Person” means a Person that is:

(a)	listed on, or owned 50% or more by or controlled by a Person listed on any applicable Sanctions List; or

(b)
located in, a resident of, organised under the laws of, or owned or controlled by, or acting on behalf of, a Person located in or organised under the laws of a country or territory that is or whose government is the target of any applicable country-wide Sanctions.

For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The term “controlled” has the meaning correlative thereto.

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan; and

(c)	made or to be made for the purpose of refinancing a maturing Loan.

“Sale Agreement” means the Second Amended and Restated Sale Agreement, dated as of September 6, 2002, among Bunge Funding Inc., as buyer, Bunge Finance Limited, a Bermuda company, as a seller, and Bunge Finance North America, Inc. a Delaware corporation, as a seller, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof from time to time.

“Sanctions” means any applicable economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union; (iv) the United Kingdom; (v) the relevant authorities of Switzerland; or (vi) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (together “Sanctions Authorities”).

“Sanctions Authorities” has the meaning given to it in the definition of Sanctions.

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the Consolidated List of Financial Sanctions Targets issued by Her Majesty’s Treasury, or any similar applicable list issued or maintained or made public by any of the Sanctions Authorities.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business or any successor of S&P’s credit ratings service.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed on page LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters.  If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Second Anniversary” means the date falling 24 Months after the Effective Date.

“Second Extension Request” has the meaning given to it in Clause 6 (Extension Option).

“Second Extension Maturity Date” means either:

(a)	the date falling 12 Months after the First Extension Maturity Date; or

(b)	if the First Extension Request has not been granted or, with respect to Lenders who have refused the First Extension Request, the date falling 24 Months after the Original Maturity Date,

as selected by the Borrower in the Second Extension Request.

“Security” means, for the purposes of Clause 25.6 (Security over Lenders’ rights), a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Series 2003-1 Accrued Interest” shall have the meaning assigned in subsection 3A.03 of Series 2003-1 Supplement.

“Series 2003-1 Adjusted Invested Amount” shall mean, as of any date of determination, (i) the Series 2003-1 Invested Amount (as defined in Annex X to the Pooling Agreement) on such date, minus (ii) the amount on deposit in the Series 2003-1 Collection Subaccount on such date that is available to reduce the Series 2003-1 Invested Amount up to a maximum of the Series 2003-1 Invested Amount.

“Series 2003-1 Allocated Loan Amount” shall mean, on any date of determination, the lower of (i) the Series 2003-1 Target Loan Amount on such day and (ii) the product of (x) the Aggregate Loan Amount (as defined in Annex X to the Pooling Agreement) on such day times (y) the percentage equivalent of a fraction the numerator of which is the Series 2003-1 Target Loan Amount on such day and the denominator of which is the Aggregate Target Loan Amount (as defined in Annex X to the Pooling Agreement) on such day.

“Series 2003-1 Collection Subaccount” shall have the meaning assigned in subsection 3A.02(a) of the Series 2003-1 Supplement.

“Series 2003-1 Early Amortization Event” shall have the meanings assigned in Section 5.01 of the Series 2003-1 Supplement and Section 7.01 of the Pooling Agreement.

“Series 2003-1 Invested Amount” has the meaning given to this term in Annex X to the Pooling Agreement.

“Series 2003-1 Supplement” means the Bunge Master Trust Third Amended and Restated Series 2003-1 Supplement dated as of 13 May 2016 to the Pooling Agreement among Bunge Funding, Inc., as company, the Servicer, the Borrower, as Series 2003-1 Purchaser and The Bank of New York Mellon, as trustee, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof from time to time.

“Series 2003-1 Target Loan Amount” shall mean, on any date of determination, the sum of (i) the Series 2003-1 Adjusted Invested Amount on such date plus (ii) the result of (a) Series 2003-1 Accrued Interest on such day minus (b) the amount on deposit in the Series 2003-1 Collection Subaccount on such day that is available to pay such Series 2003-1 Accrued Interest.

“Series 2003-1 VFC Certificate” shall mean the Second Amended and Restated Series 2003-1 VFC Certificate executed by Bunge Funding, Inc. and authenticated by or on behalf of The Bank of New York Mellon, as trustee, substantially in the form of Exhibit A attached to the Series 2003-1 Supplement.

“Servicer” means Bunge Management Services, Inc., a Delaware corporation, and any “Successor Servicer” (as defined in Annex X to the Pooling Agreement).

“Servicing Agreement” means the Third Amended and Restated Servicing Agreement, dated as of 23 December 2003 among Bunge Funding, Inc., the Servicer and The Bank of New York Mellon, as trustee, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof from time to time.

“Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any such time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Time” means a time determined in accordance with Schedule 6 (Timetables).

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Commitments” means the aggregate of the Commitments, being $1,750,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed transfer date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Transaction Documents” means the Master Trust Guaranty, the Pooling Agreement, the Series 2003-1 Supplement, the Series 2003-1 VFC Certificate, the Sale Agreement and the Servicing Agreement.

“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“US Treasury Regulations” means the United States Treasury regulations promulgated under the Code, as such Treasury regulations may be amended from time to time.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 4 (Utilisation Request).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)
the “Agent”, any “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	“assets” of any Person shall be construed as a reference to the whole or any part of its business, undertaking, property, assets, rights and revenues (including any right to receive revenues);

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, supplemented or novated;

(iv)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(v)	a provision of law is a reference to that provision as amended or re-enacted; and

(vi)	a time of day is a reference to London time.

(b)
The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

(f)	In this Agreement, where it relates to a Dutch entity, a reference to:

(i)	a necessary action to authorise where applicable, includes without limitation:

(A)	any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden); and

(B)	obtaining an unconditional positive advice (advies) from the competent works council(s);

(ii)	a winding-up, administration or dissolution includes a Dutch entity being:

(A)	declared bankrupt (failliet verklaard);

(B)	dissolved (ontbonden);

(iii)	a trustee in bankruptcy includes a curator;

(iv)	an administrator includes a bewindvoerder;

(v)	a(n) (administrative) receiver does not include a curator or bewindvoerder;

(vi)	an attachment includes a beslag;

(vii)	“financial assistance” includes any act contemplated by Section 2:98c of the Dutch Civil Code;

(viii)	“gross negligence” includes grove schuld;

(ix)	“negligence” includes schuld;

(x)	“wilful misconduct” includes opzet; and

(xi)
any “step” or “procedure” taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Article 36(2) of the Tax Collection Act of the Netherlands (Invorderingswet 1990).

1.3	Currency Symbols and Definitions

“$” and “dollars” denote lawful currency of the United States, “EUR” and “euro” means the single currency unit of the Participating Member States, “£” and “sterling” denote lawful currency of the United Kingdom of Great Britain and Northern Ireland and “yen” means the lawful currency of Japan.

1.4	Third party rights

(a)
Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)
Subject to Clause 36.3 (Other Exceptions) but otherwise not withstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a dollar revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2	Accordion Increase

(a)          Subject to this Clause 2.2, the Borrower may request an increase in the Total Commitments (an “Accordion Increase”) in an aggregate amount which when aggregated with the amount of all other Accordion Increases made under this Clause 2.2 does not exceed $250,000,000 (the “Additional Commitments”).

(b)	The Borrower may invite:

(i)
any one or more Lenders to provide Additional Commitments in such amount as may be agreed by the Borrower and such Lender (each such Lender that is invited to and wishes to provide such Additional Commitments, an “Accordion Lender”); and/or

(ii)
any one or more bank or financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making loans, securities or other financial assets and which is acceptable to the Agent (acting reasonably) (each a “New Accordion Lender”) to provide Additional Commitments in such amount as may be agreed by the Borrower and such New Accordion Lender, provided that, the increase in the Total Commitments following the proposed Accordion Increase does not exceed the limit set out in paragraph (a) above.

(c)	For the avoidance of doubt no Lender shall (unless otherwise agreed by that Lender) be obliged to provide any Additional Commitment.

(d)
The Borrower shall, promptly following agreement with the Accordion Lenders and New Accordion Lenders and in any event not later than 45 Business Days (or such other period as the Agent and the Borrower may agree) prior to the proposed date of the Accordion Increase, deliver to the Agent a notice (an “Accordion Request”) signed by a Responsible Officer of the Borrower which shall specify:

(i)	the aggregate amount of the proposed Additional Commitments;

(ii)	the identity of, and the amount of the proposed Additional Commitment of, each Accordion Lender and each New Accordion Lender that wishes to provide an Additional Commitment;

(iii)	the proposed Accordion Increase Date which shall be a Business Day within the Availability Period and shall be the last date of the Interest Period of each Loan then outstanding; and

(iv)	the fees relating to the proposed Additional Commitments.

(e)	Following receipt by the Agent of an Accordion Request, it shall promptly forward a copy to each Lender for information purposes.

(f)
An Accordion Increase will only become effective if, on the date of the Accordion Request and the proposed Accordion Increase Date, no Default is continuing or would result from the proposed Accordion Increase.

(g)
(i)
Subject to the conditions set out in this Clause 2.2, an Accordion Increase will become effective in accordance with paragraph (h) below when the Agent executes an otherwise duly completed Accordion Increase Certificate delivered to it by the Borrower and the Additional Commitment Lenders.  The Agent shall, subject to sub-paragraph (ii) below, as soon as reasonably practicable after receipt by it of a duly completed Accordion Increase Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Accordion Increase Certificate.

(ii)
The Agent shall only be obliged to execute an Accordion Increase Certificate delivered to it by the Borrower and the Additional Commitment Lenders once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to each New Accordion Lender.

(h)	On the Accordion Increase Date:

(i)	the amount of the Additional Commitment of each Additional Commitment Lender will be as set out in the relevant column opposite its name in the Accordion Increase Certificate;

(ii)
each of the Obligors and each Additional Commitment Lender shall assume obligations towards one another and acquire rights against one another as they would have acquired and assumed had each Additional Commitment Lender been an Original Lender with the rights and obligations acquired and assumed by it as a result of it providing its Additional Commitment;

(iii)
the Agent, the Arrangers, the New Accordion Lenders and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Accordion Lenders been Original Lenders with the rights and obligations acquired and assumed by them as a result of their participation in the Additional Commitments; and

(iv)	each New Accordion Lender shall become a Party as a “Lender”.

(i)
The Borrower shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

(j)
Any amounts payable to the Lenders by any Obligor on or before the Accordion Increase Date (including, without limitation, all interest, fees and commission payable up to (but excluding) the Accordion Increase Date) in respect of any period ending on or prior to the Accordion Increase Date shall be for the account of the Lenders party to this Agreement prior to the Accordion Increase Date and no Additional Commitment Lender shall have any interest in, or any rights in respect of, any such amount (save in respect of their Commitments up to (but excluding) the Accordion Increase Date).

(k)
Each New Accordion Lender, by executing the relevant Accordion Increase Certificate confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the Accordion Increase Certificate becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Original Lenders.

2.3	Finance Parties’ rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below.  The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Facility shall be available solely to enable the Borrower to (i) make advances to the Bunge Master Trust pursuant to the Series 2003-1 VFC Certificate, (ii) repay Permitted Indebtedness outstanding from time to time and (iii) pay expenses incurred in connection with the Facility and Pari Passu Indebtedness.  The Borrower undertakes that all amounts advanced to the Bunge Master Trust will be used by the Bunge Master Trust to make (or refinance existing) intercompany loans to the Designated Obligors for general corporate purposes.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)
The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 3 (Conditions Precedent) and copies of any other document, authorisation, opinion or assurance reasonably requested by the Agent in form and substance reasonably satisfactory to the Agent.  The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification.  The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)
in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)
the Repeating Representations to be made by the Borrower under this Agreement and the representations to be made by the Parent under Section 7 of the Parent Guarantee are true in all material respects.

4.3	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 30 Loans would be outstanding.

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be dollars.

(b)	The amount of the proposed Loan must be a minimum of $10,000,000 or, if less, the Available Facility.

5.4	Lenders’ participation

(a)
If the conditions set out in this Agreement have been met, and subject to Clause 7 (Repayment), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)
The Agent shall notify each Lender of the amount of each Loan, the amount of its participation in that Loan and the amount of the payment to be made available in accordance with Clause 30.1 (Payments to the Agent), in each case by the Specified Time.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6.	EXTENSION OPTION

6.1	Extension Request

(a)
The Borrower shall be entitled to request that the Original Maturity Date be extended for an additional period of 12 Months by giving notice (the “First Extension Request”) to the Agent not more than 60 days nor less than 30 days before the First Anniversary.

(b)
The Borrower shall be entitled to request that the Original Maturity Date and/or the First Extension Maturity Date be extended as set out below by giving notice (the “Second Extension Request”) to the Agent not more than 60 nor less than 30 days before the Second Anniversary:

(i)	with respect to Lenders who have agreed to the First Extension Request, an extension for a further period of 12 Months; and/or

(ii)	if no First Extension Request has been made, or with respect to Lenders who refused the First Extension Request an extension for a period of 24 Months,

as selected by the Borrower in the notice to the Agent.

The First Extension Request and Second Extension Request are together referred to as “Extension Requests” and each as an “Extension Request”.

6.2	Notification of Extension Request

The Agent shall promptly notify the Lenders of any Extension Request as soon as practicable after receipt of it.

6.3	Lenders’ Response to Extension Request

(a)	Each Lender may, in its sole discretion, agree to any Extension Request (each such Lender a “Consenting Lender”) by providing notice to the Agent on or before the date falling 15 days before:

(i)	in respect of a First Extension Request, the First Anniversary; or

(ii)	in respect of a Second Extension Request, the Second Anniversary.

(b)	The Commitment of each Consenting Lender will be extended for the period applicable to it and referred to in such Extension Request.

(c)	If any Lender:

(i)	fails to reply to an Extension Request within the time period set out in paragraph (a); or

(ii)	declines an Extension Request by the date falling 15 days before the First Anniversary or the Second Anniversary, as applicable,

(in each case a “Declining Lender”) its Commitment will not be extended.

6.4	Form of Extension Request

Each Extension Request shall be made in writing and be irrevocable.

6.5	Replacement of Declining Lenders

(a)
The Agent shall notify the Borrower and the Lenders no later than 15 days prior to the First Anniversary or the Second Anniversary, as applicable of the details of which Lenders are Consenting Lenders and which Lenders are Declining Lenders.

(b)
If the Agent notifies the Borrower of one or more Declining Lenders, the Borrower may, on 15 days’ notice to the Agent replace a Declining Lender by requiring such Declining Lender to (and such Declining Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under the Facility to a Consenting Lender or another bank, financial institution, trust fund or other entity (to the extent not a Consenting Lender, a “Replacement Lender”) selected by the Borrower which is acceptable to the Agent (acting reasonably) which confirms its willingness to assume and does assume all the obligations of such Declining Lender for a purchase price in cash payable at the time of transfer at least equal to the principal amount of such Declining Lender’s participation in outstanding Loans under the Facility and all accrued interest, Break Costs and other amounts then due to the Declining Lender at such time.

(c)	The replacement of a Declining Lender pursuant to this Clause 6.5 shall be subject to the following conditions:

(i)	none of the Agent, any Arranger or any Lender shall have any obligation to find a Replacement Lender;

(ii)	such replacement must take place by no later than the Original Maturity Date or the First Extension Maturity Date (as applicable);

(iii)
in no event shall the relevant Declining Lender be required to pay or surrender to the relevant Replacement Lender any of the fees or other amounts received by such Declining Lender pursuant to the Finance Documents prior to the date of such replacement; and

(iv)
any Transfer Certificate executed by the relevant Declining Lender and the relevant Replacement Lender shall include a confirmation from the Replacement Lender that it has agreed to the extension of the Original Maturity Date or the First Extension Maturity Date, as applicable, requested by the Borrower in accordance with this Clause 6 (Extension Option).

6.6	Reduction of Facility

If, with respect to any Extension Request, there are any Declining Lenders and such Declining Lenders cannot be replaced pursuant to Clause 6.5 (Replacement of Declining Lenders), then the Facility will be automatically reduced by each such Declining Lender’s Commitment on the then current Final Maturity Date applicable to such Declining Lender once such repayment has been made.

6.7	Extension of the Facility

The then current Final Maturity Date of the Facility will be extended to the First Extension Maturity Date or, as the case may be, the Second Extension Maturity Date in an aggregate amount equal to the sum of the aggregate Commitments of the Consenting Lenders (together with the aggregate Commitments of the Replacement Lenders, if applicable). For the avoidance of doubt, the aggregate Commitments in respect of which the Final Maturity Date has been extended under this clause shall not exceed the Total Commitments.

6.8	Limitations

No more than two Extension Requests may be given.  For the avoidance of doubt, the Final Maturity Date cannot extend beyond the date falling 60 Months after the Effective Date.

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

(a)	The Borrower shall repay each Loan on the last day of its Interest Period.

(b)	Without prejudice to the Borrower’s obligation under paragraph (a) above, if:

(i)	one or more Loans are to be made to the Borrower:

(A)	on the same day that a maturing Loan is due to be repaid by the Borrower; and

(B)	in whole or in part for the purpose of refinancing the maturing Loan; and

(ii)
the proportion borne by each Lender’s participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Borrower notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)	the Borrower will only be required to make a payment under Clause 30.1 (Payments to the Agent) in an amount equal to that excess; and

(2)
each Lender’s participation (if any) in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Loan and that Lender will not be required to make a payment under Clause 30.1 (Payments to the Agent) in respect of its participation in the new Loans; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)	the Borrower will not be required to make a payment under Clause 30.1 (Payments to the Agent); and

(2)
each Lender will be required to make a payment under Clause 30.1 (Payments to the Agent) in respect of its participation in the new Loans only to the extent that its participation (if any) in the new Loans exceeds that Lender’s participation (if any) in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)
to the extent that the Lender’s participation has not been transferred pursuant to paragraph (d) of Clause 8.5 (Right of replacement or repayment and cancellation in relation to a single Lender), the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participations repaid.

8.2	Change of control

If after the date of this Agreement any Change of Control shall occur:

(a)	the Borrower shall promptly notify the Agent upon becoming aware of that event; and

(b)
the Agent, acting on the instructions of the Majority Lenders, shall by not less than 5 days’ notice to the Borrower, cancel the Facility and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

8.3	Voluntary cancellation

The Borrower may, if it gives the Agent not less than two Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $5,000,000) of the Available Facility.  Any cancellation under this Clause 8.3 shall reduce the Commitments of the Lenders rateably.  Any amounts cancelled under this Clause 8.3 may not be reinstated.

8.4	Voluntary Prepayment of Loans

The Borrower may, if it gives the Agent not less than two Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Loan by a minimum amount of $5,000,000).

8.5	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

(d)	If

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)	the Borrower becomes obliged to pay any amount in accordance with Clause 8.1 (Illegality) to any Lender,

the Borrower may, on 10 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 25 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)
the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)
A Lender shall perform the checks described in sub-paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

8.6	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

8.7	Application of prepayments

Any prepayment of a Loan pursuant to Clause 8.2 (Change of control) or Clause 8.4 (Voluntary prepayment of Loans) shall be applied pro rata to each Lender’s participation in that Loan.

COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the:

(a)	Applicable Margin; and

(b)	LIBOR.

9.2	Payment of interest

On the last day of each Interest Period the Borrower shall pay accrued interest on the Loan to which that Interest Period relates (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)
If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgement) at a rate which, subject to paragraph (b) below, is two per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing under this Clause 9.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)
Subject to this Clause 10, the Borrower may select an Interest Period of one, two, three or six Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(c)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date of such Loan.

(e)	A Loan has one Interest Period only.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then subject to Clause 11.3 (Alternative basis of interest or funding) the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Applicable Margin; and

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:

(i)
at or about noon on the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant Interest Period; or

(ii)
before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

11.3	Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

11.4	Break Costs

(a)
The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)
Each Lender shall, as soon as reasonably practicable after a demand by the Agent or the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee computed at the rate of 35 per cent. of the Applicable Margin on the Available Facility.

(b)
The accrued commitment fee is payable in arrears on 31 December 2017 and thereafter on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.2	Utilisation fee

(a)
The Borrower shall pay to the Agent (for the account of each Lender) a fee computed at the applicable rate on each Lender’s participation in the Loans for the Availability Period. The “applicable rate” for any day on which there is a Loan outstanding and the amount of a Lender’s participation in the Loans:

(i)	is less than 33 per cent. of the amount of its Commitment on that day is 0.10 per cent. per annum;

(ii)	is equal to or exceeds 33 per cent. but is less than 66 per cent. of the amount of its Commitment on that day is 0.20 per cent. per annum; and

(iii)	is equal to or exceeds 66 per cent. of the amount of its Commitment on that day is 0.40 per cent. per annum.

(b)
The utilisation fee shall begin to accrue on the Effective Date and is payable on 31 December 2017 and thereafter on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and at the time the cancellation of the relevant Lender’s Commitment is effective or, if later, the last day on which any part of its participation in the Loans becomes repayable.

12.3	Participation fee

The Borrower shall pay to the Agent (for the account of each Lender) a participation fee in the amount and at the time agreed in a Fee Letter.

12.4	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the reasonable discretion of the person making the determination.

13.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Borrower.

(c)
If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction if and to the extent the obligation to make a Tax Deduction (i) was required by law on the date of this Agreement or (ii) results from a Finance Party’s failure to comply with paragraph (g) below.

(e)
If the Borrower is required by law or regulation to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law or regulation.

(f)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)
The Borrower hereby confirms to each Lender that it has made an election to be disregarded as an entity separate from its parent, Bunge N.A. Holdings, Inc., for U.S. federal income tax purposes.  Each Lender shall, to the extent permitted by law, deliver to the Agent for transmission to the Borrower (on or before the date of the first interest payment after such Lender becomes a party to this Agreement) or as otherwise reasonably requested by the Borrower a duly completed copy of Internal Revenue Service Form W-9, W-8BEN, or Form W-ECI, as applicable, or any successor forms, or any other forms as may be necessary to establish a reduction in, or complete exemption from, US or other withholding tax on payments under the Series 2003-1 VFC Certificate or, as the case may be, on payments of interest on the Loans.  To the extent that any such forms become obsolete as a result of lapse in time or change in circumstance, each Lender shall (promptly upon the request of the Borrower in the case of such form becoming obsolete as a result of lapse in time), to the extent permitted by law, deliver to the Agent for transmission to the Borrower, revised forms as may be necessary to establish a reduction in, or complete exemption from, US or other withholding tax on such payments.

13.3	Tax indemnity

(a)
The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any loss, liability or cost related to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the overall net income of that Finance Party (or a branch thereof); or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up);

(B)
would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross up) applied;

(C)	relates to a FATCA Deduction required to be made by a Party;

(D)	arises under the law of any jurisdiction in which the Finance Party is subject to non-resident taxation in respect of amounts received in or from that jurisdiction; or

(E)
is related to any Tax assessed on the Finance Party resulting from an assignment or transfer by the Finance Party of any of its rights and obligations under the Finance Documents or a change by the Finance Party of its Facility Office to the extent provided in paragraph (f) of Clause 25.2 (Conditions of assignment or transfer).

(c)
A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 13.3, notify the Agent.

13.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.  To the extent the Finance Party loses a Tax Credit for which it has made a payment hereunder, the Finance Party shall so notify the Borrower and the Borrower shall refund the amounts paid to such Borrower with respect to such Tax Credit.

13.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Value added tax

(a)
All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party shall pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to that Party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party shall also pay to the Supplier (at the same time as paying such amount) an amount of the VAT.  The Recipient must (where this paragraph (i) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)
(where the Recipient is the person required to account to the relevant tax authority for VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT,

(c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)
Any reference in this Clause 13.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(e)
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

13.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)
If a Party confirms to another Party pursuant to sub-paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)
if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party, then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)
if that Party failed to confirm its applicable “passthru payment percentage”, then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13.8	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower, the Agent and the other Finance Parties.

14.	INCREASED COSTS

14.1	Increased costs

(a)
Subject to Clause 14.2 (Increased cost claims) and Clause 14.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement, or, if later, the date on which the relevant Finance Party became a Party to this Agreement (provided, however, that for the purposes of this Agreement and the other Finance Documents and to the extent permitted by applicable laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and adopted after the date of this Agreement) or (iii) the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV (including, for the avoidance of doubt, the Dodd-Frank Wall Street Reform and Consumer Protection Act).

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.  The Borrower shall not be required to compensate a Lender pursuant to Clause 14 (Increased costs) for any amounts incurred more than six months prior to the date the Borrower receives notification of such claim; provided, that if the circumstances giving rise to such claim have a retroactive effect, then such six month period shall be extended to include the period of such retroactive effect.

(b)
Each Finance Party shall, as soon as practicable after a demand by the Agent or the Borrower, provide a certificate confirming the amount of its Increased Costs (setting out reasonable information showing the basis for the calculation of such amount).

14.3	Exceptions

Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)
compensated for by Clause 13.3 (Tax Indemnity) (or would have been compensated for under Clause 13.3 (Tax Indemnity) but was not so compensated because the exclusions in paragraph (b) of Clause 13.3 (Tax Indemnity) applied); or

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

In this Clause 14.3 (Exceptions), a reference to “Tax Deduction” has the same meaning given to such term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)
If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgement or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgement or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Loan requested by it in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; or

(e)	any claim by the Agent against any of the Lenders pursuant to Clause 27.11 (Lenders’ indemnity to the Agent).

15.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised,

except to the extent such cost, loss or liability arises from the wilful misconduct or gross negligence of the Agent.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Facility Office or bank or financial institution reasonably acceptable to the Borrower.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

16.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent and the Arrangers the amount of all costs and out-of-pocket expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If the Borrower requests an amendment, waiver or consent the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and out-of-pocket expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and out-of-pocket expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Existence; Compliance with Law

The Borrower (a) is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) duly organised and validly existing under the laws of the jurisdiction of its organisation, (b) has the power and authority, and the legal right, to own and operate its property and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

18.2	Power; Authorisation; Enforcement Obligations

The Borrower has the power and authority, and the legal right, to make, deliver and perform the Finance Documents to which it is a party and to obtain Loans hereunder.  The Borrower has taken all necessary organisational action to authorise the execution, delivery and performance of the Finance Documents to which it is a party and to authorise the Loans on the terms and conditions of this Agreement.  Subject to any qualification as to legal matters contained in the legal opinions referred to in Schedule 3 (Conditions Precedent), no consent or authorisation of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Loans hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Finance Documents to which the Borrower is a party.  Each Finance Document to which the Borrower is a party has been duly executed and delivered on behalf of the Borrower.  Subject to any qualification as to legal matters contained in the legal opinions referred to in Schedule 3 (Conditions Precedent), this Agreement constitutes, and each other Finance Document to which the Borrower is a party, upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with the terms.

18.3	No Legal Bar

The execution, delivery and performance of this Agreement and the other Finance Documents to which the Borrower is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.  No Requirement of Law or Contractual Obligation applicable to the Borrower could reasonably be expected to have a Material Adverse Effect.

18.4	Governing law and enforcement

Subject to any qualifications as to legal matters contained in the legal opinions referred to in Schedule 3 (Conditions Precedent):

(a)	The choice of English law as the governing law of this Agreement and New York law as the governing law of the Parent Guarantee will be recognised and enforced in its jurisdiction of incorporation; and

(b)	Any judgement obtained in England in relation to this Agreement and in New York in relation to the Parent Guarantee will be recognised and enforced in its jurisdiction of incorporation.

18.5	Litigation

No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or against any of its properties or revenues (a) with respect to any of the Finance Documents to which the Borrower is a party or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

18.6	No Default

The Borrower is not in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

18.7	Ownership of Property; Liens

The Borrower has good title to all its property, and none of such property is subject to any Lien (except for any Lien arising by virtue of the maintenance of a credit balance on any bank account by the Borrower pursuant to the general terms and conditions of the bank with which such account is held).

18.8	Taxes

The Borrower has filed or caused to be filed all material corporate income tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower).  To the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

18.9	Deduction of Tax

The Borrower is not required under Netherlands law to make any Tax Deduction (as defined in Clause 13.1 (Definitions)) from any payment it may make under any Finance Document.

18.10	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.11	No misleading information

All written information supplied by the Borrower is in all material respects taken as a whole with other written information supplied by the Borrower true and accurate and is not misleading in light of the circumstances under which such information was supplied as at the date it was provided or as at the date (if any) at which it is stated.

18.12	No Subsidiaries

It has no Subsidiaries.

18.13	Use of Proceeds

The proceeds of the Loans shall be used solely to (i) make advances under the Bunge Master Trust pursuant to the Series 2003-1 VFC Certificate, (ii) repay Permitted Indebtedness outstanding from time to time, or (iii) pay expenses incurred in connection with this Agreement and any Pari Passu Indebtedness.

18.14	Pari passu ranking

Its payment obligations under the Finance Documents rank at all times at least pari passu with the claims of all its other unsecured and unsubordinated creditors (other than any such claims that are preferred by mandatory provisions of law).

18.15	Solvency

Each member of the Group that is a party to a Finance Document, is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

18.16	Limited Purpose

It is a single purpose entity that was formed for the sole purpose of (a) holding the Series 2003-1 VFC Certificate, (b) borrowing under this Agreement, (c) incurring Pari Passu Indebtedness and (d) entering into Hedge Agreements in connection with this Agreement and such Pari Passu Indebtedness.  Other than cash derived from Hedge Agreements and distributions of Series 2003-1 Accrued Interest and Series 2003-1 Invested Amount (as defined in Annex X to the Pooling Agreement) to the Borrower under the Series 2003-1 VFC Certificate, which cash shall be used by the Borrower solely to make interest, principal and premium (if any) payments under this Agreement and under any Pari Passu Indebtedness and to pay for its reasonable operating expenses (and, in the case of cash derived from Hedge Agreements, to make advances under the Series 2003-1 VFC Certificate), the Series 2003-1 VFC Certificate is the sole asset of the Borrower.

18.17	No Change

Since 31 December 2016, in respect of the Parent and its consolidated Subsidiaries, and since the date of this Agreement in respect of the Borrower, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

18.18	Dutch FSA

The Borrower shall ensure that, in the event that it falls within the definition of “bank” in the Dutch FSA, it will only raise repayable funds (opvorderbare gelden) from lenders, provided that such lender is a Non-Public Lender.

18.19	Tax Status

No notice under Section 36 of the Tax Collection Act (Invorderingswet 1990) has been given by any member of the Group.

18.20	Sanctions

(a)
The Borrower is, to the extent applicable, in compliance with Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects.

(b)	The Borrower is not, and no director or senior officer of the Borrower is, any of the following:

(i)	a Restricted Person;

(ii)	a Person owned 50% or more or controlled by, or acting on behalf of, any Restricted Person; or

(iii)	a Person that commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order.

18.21	Repetition

The Repeating Representations are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on the date of each Utilisation Request and the first day of each Interest Period.

19.	POSITIVE COVENANTS

The covenants in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

The Borrower shall:

19.1	Information Miscellaneous

Provide the Agent all information (including any public information) that the Agent may reasonably request in writing concerning the financial condition, business or operations of the Borrower within a reasonable period of time considering the nature of the request; provided that with respect to any information relating to an annual audited report, the same may be delivered within one hundred and twenty (120) calendar days after the end of the Borrower’s fiscal year.

19.2	Bunge Master Trust information

Furnish or cause to be furnished to the Agent in sufficient number for each Lender, copies of all

(a)	Daily Reports prepared by the Servicer pursuant to Clause 19.14 (Submission of Daily Report) below;

(b)	notices of Series 2003-1 Early Amortization Events; and

(c)	Monthly Settlement Statements;

provided that the documents set forth in paragraphs (a) and (c) above of this Clause 19.2 shall be provided only upon request of the Agent or the Majority Lenders.

19.3	Taxes

Take all actions necessary to ensure that all taxes and other governmental claims in respect of the Borrower’s operations and assets are promptly paid when due, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP with respect thereto have been provided on the books of the Borrower.

19.4	Compliance

Comply with all Requirements of Law except (other than as regards Sanctions, to which Clause 20.15 (Use of proceeds) applies) where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on its ability to perform its obligations under the Finance Documents.

19.5	Audited financial statements

Beginning with the fiscal year commencing in 2016, furnish to the Agent in sufficient number for each Lender as soon as available, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, audited financial statements consisting of the balance sheet of the Borrower as of the end of such year and the related statements of income and retained earnings and statements of cash flow for such year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, certified by independent certified public accountants satisfactory to the Agent to the effect that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied.

19.6	Unaudited financial statements

Beginning with the fiscal year commencing in 2016, furnish to the Agent as soon as available but in any event within sixty (60) days after the end of each of the first three quarters for each fiscal year of the Borrower, unaudited financial statements consisting of a balance sheet of the Borrower as at the end of such quarter and a statement of income and retained earnings for such quarter, setting forth (in the case of financial statements furnished for calendar quarters subsequent to the first full calendar year of the Borrower) in comparative form the corresponding figures for the corresponding quarter of the preceding fiscal year.

19.7	Financial statements certificate

Furnish, or cause to be furnished, to the Agent together with the financial statements required pursuant to Clause 19.5 (Audited financial statements) and Clause 19.6 (Unaudited financial statements) a certificate of a Responsible Officer of the Borrower stating (a) that the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the Borrower, (b) that the Borrower is in compliance with Clause 19.10 (Proceeds) and (c) all information and calculations necessary for determining compliance by the Borrower with Clause 20.1 (Series 2003-1 Allocated Loan Amount) as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be.

19.8	Corporate existence, Conduct of business

(a)	Except as otherwise permitted by the Finance Documents, preserve, renew and keep in full force and effect its corporate existence; and

(b)	take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.

19.9	Notification of default

Notify the Agent of any:

(a)	Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence, and

(b)	development or event which has had, or which the Borrower in its good faith judgement believes will have, a Material Adverse Effect.

19.10	Proceeds

(a)	Use the proceeds from the Loans to:

(i)	make advances under the Series 2003-1 VFC Certificate;

(ii)	repay Permitted Indebtedness outstanding from time to time; or

(iii)	pay expenses incurred in connection with the Facility and any Pari Passu Indebtedness; or

(b)	Use the proceeds from any Pari Passu Indebtedness to:

(i)	make advances under the Series 2003-1 VFC Certificate;

(ii)	repay Permitted Indebtedness outstanding from time to time; or

(iii)	pay expenses incurred in connection with this Agreement and any such Pari Passu Indebtedness.

19.11	Notification of amounts due

On each day after the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Finance Documents have become due and payable (whether at the stated maturity, by acceleration, or otherwise), give the notice contemplated by Section 2.06 of the Series 2003-1 Supplement, such notice to specify an amount equal to the lesser of (i) the funds on deposit in the Series 2003-1 Collection Subaccount on such day and (ii) the outstanding principal amount of the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Finance Documents.

19.12	Notification of Applicable Rating

Promptly notify the Agent of any change in an Applicable Rating.

19.13	Direction of Trustee

At the direction of the Agent or the Majority Lenders, exercise its right under Section 8.14 of the Pooling Agreement to direct the trustee under the Bunge Master Trust when the Lenders are affected by the conduct of any proceeding or the exercise of any right conferred on the trustee under the Bunge Master Trust.

19.14	Submission of Daily Report

On each Utilisation Date on which a Loan is made, cause the Servicer to submit a Daily Report to the Borrower and to the trustee under the Bunge Master Trust no later than 12:00 (Noon), New York City time, setting forth the information required by Section 4.01 of the Servicing Agreement.

19.15	Sanctions Investigations

Promptly upon a Responsible Officer of the Borrower becoming aware that the Borrower has received formal notice that it has become subject of any action or investigation under any Sanctions, the Borrower shall, to the extent permitted by law, supply to the Agent details of any such action or investigation.

19.16	Anti-Money Laundering Information

Upon the reasonable request of the Agent, the Borrower shall provide to the Agent the information so requested, to the extent such information is available to the Borrower, in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case in accordance with the Borrower’s past practices.

20.	NEGATIVE COVENANTS

The covenants in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

The Borrower will not:

20.1	Series 2003-1 Allocated Loan Amount

Permit the Series 2003-1 Allocated Loan Amount to be less than the result of:

(a)
adding (i) the aggregate principal amount of and accrued interest on the Loans outstanding hereunder and (ii) all other Pari Passu Indebtedness outstanding (including any net payment obligations of the Borrower related to Hedge Agreements, but excluding all Hedge Termination Amounts due and owing by the Borrower) calculated by converting any Master Trust Approved Currency other than dollars into dollars at the Rate of Exchange;

(b)
and deducting therefrom, the aggregate amount of any Master Trust Approved Currency (including any net receipts from Hedge Agreements, but excluding any Hedge Termination Amounts received by the Borrower) on deposit in any Borrower Account or the Series 2003-1 Collection Subaccount (or any sub-subaccount thereof), calculated by converting any Master Trust Approved Currencies other than dollars into dollars at the Rate of Exchange, that are unconditionally available to repay the aggregate amount of the Indebtedness and interest accrued thereon described in the foregoing sub-paragraphs (a)(i) and (a)(ii) of this Clause 20.1 (or with respect to the Series 2003-1 Collection Subaccount (or any sub-subaccount thereof), unconditionally available to repay the principal and accrued interest on the Series 2003-1 VFC Certificate which Master Trust Approved Currency amounts are in turn unconditionally available to make such payments on the principal of and accrued interest on the Loans and other Pari Passu Indebtedness in the foregoing sub-paragraphs (a)(i) and (a)(ii) of this Clause 20.1.

20.2	Negative Pledge

Contract for, create, incur, assume or suffer to exist any Lien, security interest, charge or other encumbrance of any nature upon any of its property or assets, including without limitation the Series 2003-1 VFC Certificate, whether now owned or hereafter acquired (except for any Lien arising by virtue of the maintenance of a credit balance on any bank account by the Borrower pursuant to the general terms and conditions of the bank with which such account is held).

20.3	Indebtedness

Create, incur, assume or suffer to exist any Indebtedness, whether current or funded, or any other liability except Permitted Indebtedness.

20.4	Loans and Guarantees

Except as contemplated by the Finance Documents or the Transaction Documents, make any loan or advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing or otherwise), endorse or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any assets, stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person.

20.5	Merger

Enter into any amalgamation, merger, consolidation, joint venture, syndicate or other form of combination with any Person, or sell, lease or transfer or otherwise dispose of any of its assets or receivables or purchase any asset.

20.6	Other Agreements

(a)
Enter into or be a party to any agreement or instrument other than the Finance Documents, the Transaction Documents to which it is a party, and any agreement or instrument related to the incurrence of Pari Passu Indebtedness; or

(b)
Enter into or be a party to any agreement or instrument related to the incurrence of Pari Passu Indebtedness that does not include a provision substantially to the effect set forth in Clause 22.1 (No Bankruptcy Petition against the Borrower; Liability of the Borrower).

20.7	Expenditure

Except as permitted by any Transaction Document, make any expenditure (by long-term or operating lease or otherwise), excluding those relating to foreclosure, for capital assets (both realty and personality), unless such expenditure is approved in writing by the Agent.

20.8	Restriction of business

Engage in any business or enterprise or enter into any material transaction other than as contemplated by the Finance Documents and the Transaction Documents.

20.9	Constitutional Documents

Amend its constitutional documents in any material respect without the prior written consent of the Agent.

20.10	Amendments to Transaction Documents

Amend, supplement, waive or modify, or consent to any amendment, supplement, waiver or modification of, any Transaction Document except in accordance with the provisions of this Clause 20.10.  Any provision of any Transaction Document may be amended, waived, supplemented, restated, discharged or terminated without the consent of the Agent or the Lenders; provided such amendment, waiver, supplement or restatement does not:

(a)	render the Series 2003-1 VFC Certificate subordinate in payment to any other Series under the Bunge Master Trust;

(b)	reduce in any manner the amount of, or delay the timing of, distributions which are required to be made on the Series 2003-1 VFC Certificate; or

(c)	change the definition of or the manner of calculating the interest of the Borrower in the assets of the Bunge Master Trust; and

provided further that the Agent shall have received prior notice thereof together with copies of any documentation related thereto.  Any amendment, waiver, supplement or restatement of a provision of a Transaction Document (including any exhibit thereto) of the type described in paragraphs (a), (b) or (c) above shall require the written consent of the Agent acting at the direction of the Majority Lenders.

20.11	Powers of Attorney

Grant any powers of attorney to any Person for any purposes except where permitted by the Finance Documents.

20.12	Increase in Series 2003-1 Invested Amount

Increase the Series 2003-1 Invested Amount during any Payment Period.

20.13	Servicer

Take any action which would permit the Servicer to have the right to refuse to perform any of its respective obligations under the Servicing Agreement.

20.14	Hedge Agreements

Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business to hedge or mitigate risks directly arising from its borrowings under this Agreement or other Pari Passu Indebtedness.

20.15	Use of proceeds

Knowingly permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Facility or other transactions contemplated by this Agreement (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, (ii) to fund any trade, business or other activities involving or for the benefit of any Restricted Person except as otherwise permitted or authorized by Sanctions or Sanctions Authorities, including, without limitation, as authorized by OFAC general or specific license, or (iii) in any other manner that would result in any Obligor or the Finance Parties being in breach of any Sanctions or becoming a Restricted Person.

21.	ACKNOWLEDGEMENT

Each Party acknowledges and agrees that the Borrower does not:

(a)	represent under Clause 18.20 (Sanctions); nor

(b)	undertake under Clause 20.15 (Use of proceeds),

in favour of KfW IPEX-Bank GmbH (“KfW”), DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main (“DZ”), or HSH Nordbank AG (“HSH”) and each of KfW, DZ and HSH shall not have any rights thereunder. Furthermore, each of KfW, DZ and HSH shall be deemed not to be a party to the provisions of Clause 18.20 (Sanctions) or Clause 20.15 (Use of proceeds).

Each Party further acknowledges that the representations and warranties included in Clause 18.20 (Sanctions) given by, and the undertaking included in Clause 20.15 (Use of proceeds) of, the Borrower to any Lender resident in Germany (Inländer) within the meaning of Section 2 Paragraph 15 of the German Foreign Trade and Payments Regulation (“AWV”) are made only to the extent that such Lender would be permitted to make or receive such representations and warranties or undertakings, as applicable, pursuant to Section 7 of the AWV, or pursuant to Council Regulation (EC) 2271/96 of 22 November 1996.

22.	COVENANT OF AGENT AND LENDERS AND PATRIOT ACT NOTICE

22.1	No Bankruptcy Petition Against the Borrower; Liability of the Borrower

(a)
Each of the Agent and the Lenders hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all Loans and other amounts payable hereunder and all Pari Passu Indebtedness, it will not institute against, or join with or assist any other Person in instituting against, the Borrower, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any applicable insolvency laws.  This Clause 22.1 shall survive the termination of this Agreement.

(b)
Notwithstanding any other provision hereof or of any other Finance Documents, the sole remedy of the Agent, any Lender or any other Person against the Borrower in respect of any obligation, covenant, representation, warranty or agreement of the Borrower under or related to this Agreement or any other Finance Document shall be against the assets of the Borrower.  Neither the Agent, nor any Lender nor any other Person shall have any claim against the Borrower to the extent that such assets are insufficient to meet such obligations, covenant, representation, warranty or agreement (the difference being referred to herein as a “shortfall”) and all claims in respect of the shortfall shall be extinguished; provided, however, that the provisions of this Clause 22.1 apply solely to the obligations of the Borrower and shall not extinguish such shortfall or otherwise restrict such Person’s rights or remedies against the Parent.

22.2	PATRIOT Act Notice

Each Finance Party hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Finance Party to identify the Borrower in accordance with the PATRIOT Act.

23.	EVENTS OF DEFAULT

Each of the events set out in Clauses 23.1 (Non-payment) to 23.12 (Tax Status) (inclusive) is an Event of Default.

23.1	Non-payment

Any Obligor shall fail to pay any principal of any Loan when due in accordance with the terms hereof or any Obligor shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Finance Document, unless such failure to pay is caused by administrative or technical error and payment is made within 5 Business Days of its due date; or

23.2	Misrepresentation

Any representation or warranty made or deemed made by the Borrower or the Parent herein or in any other Finance Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Finance Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

23.3	Other Obligations

(a)
The Borrower shall default in the observance or performance of any agreement contained in Clause 20 (Negative Covenants) of this Agreement or the Parent shall default in the observance or performance of any agreement contained in Sections 8.1(c), 8.1(g)(i), 8.1(h), 8.1(i) or 8.2 of the Parent Guarantee; or

(b)
the Borrower or the Parent shall default in the observance or performance of any other agreement contained in this Agreement or any other Finance Document (other than as provided in Clause 23.1 (Non-payment) or paragraph (a) above), and if capable of being remedied such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which a Responsible Officer of the Borrower or the Parent has knowledge of such default and (ii) the Borrower or the Parent receives written notice thereof from the Agent or the Majority Lenders; or

23.4	Cross default

The Borrower, BAFC, BLFC or any other Investor Certificateholder that is an Affiliate of the Parent shall:

(a)	default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or

(b)	default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or

(c)
default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable;

provided that:

(i)
a default, event or condition described in paragraphs (a), (b) or (c) of this Clause 23.4 shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in paragraphs (a), (b) or (c) of this Clause 23.4 shall have occurred and be continuing with respect to Indebtedness, the outstanding principal amount of which together exceeds in the aggregate $100,000,000; provided further that the proviso specified in this sub-paragraph (i) shall be deemed inapplicable at any time that any Purchased Loan shall constitute a Defaulted Loan or shall have constituted a Delinquent Loan for a period of more than three (3) successive Business Days; and

(ii)
this paragraph (c) shall be deemed inapplicable if the occurrence of such event or condition referred to above gives rise to an obligation to make a mandatory prepayment without further demand of any person on terms agreed prior to the occurrence of such event or condition; or

23.5	Group default

Any member of the Group (other than the Borrower) shall:

(a)	default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or

(b)	default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or

(c)
default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that:

(i)
a default, event or condition described in paragraphs (a), (b) or (c) of this Clause 23.5 shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in paragraphs (a), (b) or (c) of this Clause 23.5 shall have occurred and be continuing with respect to Indebtedness, the outstanding principal amount of which together exceeds in the aggregate $100,000,000; and

(ii)
this paragraph (c) shall be deemed inapplicable if the occurrence of such event or condition referred to above gives rise to an obligation to make a mandatory prepayment without further demand of any person on terms agreed prior to the occurrence of such event or condition; or

23.6	Insolvency and Insolvency Proceedings

(a)
Any member of the Group or Bunge Funding Inc. shall commence any case, proceedings or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganisation or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganisation, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee in bankruptcy, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any member of the Group or Bunge Funding Inc. shall make a general assignment for the benefit of its creditors; or

(b)
there shall be commenced against any member of the Group or Bunge Funding Inc. any case, proceeding or other action of a nature referred to in paragraph (a) above that (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 60 days; or

(c)
there shall be commenced against any member of the Group or Bunge Funding Inc. any case, proceeding or other action seeking issuance of a warrant of expropriation, attachment, sequestration, distress, execution, distrait or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or

(d)
any member of the Group or Bunge Funding, Inc. shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in paragraphs (a), (b), or (c) above; or

(e)	any member of the Group or Bunge Funding, Inc. shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as they become due.

23.7	Final Judgement against Group

One or more final judgements or orders shall be entered against any member of the Group (other than the Borrower) involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $100,000,000 or more, and all such final judgements or orders shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

23.8	Final Judgement against Borrower

One or more final judgements or orders shall be entered against the Borrower involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000 or more, and all such final judgements or orders shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

23.9	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents; or

23.10	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document; or

23.11	Effectiveness

Any of the Finance Documents or the Transaction Documents shall cease, for any reason, to be in full force and effect or the Borrower or the Parent shall so assert in writing; or

23.12	Tax Status

A notice under Section 36 Dutch Tax Collection Act (Invorderingswet 1990) has been given by any member of the Group.

23.13	Acceleration

On and at any time after the occurrence of an Event of Default (which is continuing) the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)
with the consent of the Majority Lenders, the Agent may, or upon the request of the Majority Lenders, the Agent shall, by notice to the Borrower, instruct the Borrower to, and in such event the Borrower shall, instruct the trustee of the Bunge Master Trust to declare the principal and accrued interest in respect of the Purchased Loans to be due and payable.  Except as expressly provided above in this Clause, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower, provided that if an Event of Default under Clause 23.6 (Insolvency and Insolvency Proceedings) shall occur in respect of the Group or Bunge Funding, Inc., then without notice or any other act by the Agent or any other person, the Loans, interest thereon and all other amounts owed under the Finance Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.

24.	USE OF WEBSITES

24.1
(a)
The Borrower may satisfy its obligation to deliver any public information to the Lenders by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) by notifying the Agent (i) of the address of the website together with any relevant password specifications and (ii) that such information has been posted on the website.

(b)	In any event the Borrower shall supply the Agent with one copy in paper form of any information which is posted onto the website.

24.2	The Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

24.3	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraph (a) or paragraph (e) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

24.4	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of sub-paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in sub-paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in sub-paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

CHANGES TO PARTIES

25.	CHANGES TO THE LENDERS

25.1	Assignments and transfers by the Lenders

Subject to this Clause 25, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

25.2	Conditions of assignment or transfer

(a)
The consent of the Borrower (not to be unreasonably withheld or delayed) is required for an assignment or transfer by a Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender, or is made at a time when an Event of Default has occurred and has not been waived.

(b)	The Borrower will be deemed to have given its consent five Business Days after the Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	An assignment will only be effective:

(i)
on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)
performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs), then, notwithstanding anything to the contrary contained in any Finance Document, the Borrower shall not be required to increase any amounts payable to a New Lender (in the case of an assignment or a transfer) or Lender (in the case of a change in Facility Office) pursuant to those Clauses except to the extent the Lender making such assignment or transfer or change in Facility Office was entitled, at the time of such assignment or transfer or change in Facility Office, to receive additional amounts from the Borrower with respect to such Clauses.

(f)
An assignment or transfer of part (but not all) of a Lender’s Commitment and Loans must (unless such transfer or assignment is to an Existing Lender or is made at a time when an Event of Default has occurred and is continuing) be in a minimum aggregate amount of $10,000,000.

(g)
Without prejudice to paragraph (f) above, the amount transferred to a New Lender in relation to a Loan or a Commitment shall be at least the dollar equivalent of EUR100,000 or, if it is less, the New Lender shall confirm in writing to the Borrower that it is a PMP.

(h)
The Borrower hereby designates the Agent to serve as the Borrower’s agent, solely for the purpose of this paragraph (h), to maintain a register (the “Register”) on which the Agent will record each Lender’s Commitment, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender and annexed to which the Agent shall retain a copy of each Transfer Certificate delivered to the Agent pursuant to this Clause 25 (Changes to the Lenders).  Failure to make any recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans.  The entries in the Register shall be conclusive (provided, however, that any failure to make any recordation or any error in such recordation shall be corrected by the Agent upon notice or discovery thereof), and the Borrower, the Agent and the Lenders shall treat each Person in whose name a Loan is registered as the Lender thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary.  A Lender’s Commitment and the Loans made pursuant thereto may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register.  Any assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be registered in the Register only upon delivery to the Agent of a Transfer Certificate duly executed by the assignor thereof.  No assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be effective unless such assignment or transfer shall have been recorded in the Register by the Agent, acting promptly, as provided in this paragraph (h).  The Agent shall supply a copy of the Register to the Borrower upon request.  It is intended that the procedures described in this paragraph (h) will cause the Loans to be treated as being in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended.

25.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $3,000.

25.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of any member of the Group and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.5	Procedure for transfer

(a)
Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Agent, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Existing Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

25.6	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 25 (Changes to Lenders), each Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)
any charge, assignment or other Security to secure obligations to a federal reserve or central bank or government authority, department or agency including HM Treasury or equivalent or any other authorised government body; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

26.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

THE FINANCE PARTIES

27.	ROLE OF THE AGENT AND THE ARRANGERS AND THE REFERENCE BANKS

27.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2	Instructions

(a)	The Agent shall:

(i)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion.  The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)
The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

27.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

27.4	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

27.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent or the Arrangers as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.6	Business with the Group

The Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.7	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person;

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)
Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)
The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)
Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

27.8	Responsibility for documentation

Neither the Agent nor any Arranger is responsible or liable for:

(a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

27.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

27.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)
without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the gross negligence or wilful misconduct of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender, and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)
Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss.  In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

27.11	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document, and provided that such Lender indemnification shall not affect any Obligor’s reimbursement obligations to such Lender under any Finance Document).

27.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent) and this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Agent shall resign in accordance with paragraph (b) above.

(h)
The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent fails to respond to a request under Clause 13.7 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to Clause 13.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

27.13	Replacement of the Agent

(a)
With the consent of the Borrower (not to be unreasonably withheld or delayed), the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)	The Borrower will be deemed to have given its consent five Business Days after the Lenders have requested it unless consent is expressly refused by the Borrower within that time.

(c)
The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(d)
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from such date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27.13 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(e)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.14	Confidentiality

(a)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

27.15	Relationship with the Lenders

The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(a)	entitled to or liable for any payment due under this Agreement on that day; and

(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

27.16	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.18	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)
No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)
No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 27.18 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

27.19	Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 27.18 (Role of Reference Banks), Clause 36.3 (Other exceptions) and Clause 38 (Confidentiality of Reference Bank Quotations) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.6 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 30.6 (Partial payments).

29.3	Recovering Finance Party’s rights

(a)
On a distribution by the Agent under Clause 29.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)
If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 29.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

29.5	Exceptions

(a)	This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

ADMINISTRATION

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in dollars in the place of payment.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to the Borrower), Clause 30.4 (Clawback) and Clause 27.17 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice.

30.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 31 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)
If the Agent is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Borrower shall on demand refund it to the Agent; and

(ii)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower shall within three Business Days from demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

30.5	Impaired Agent

(a)
If, at any time, the Agent becomes an Impaired Agent, the Borrower or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 30.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrower or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents.  In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)
A Party which has made a payment in accordance with this Clause 30.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)
Promptly upon the appointment of a successor Agent in accordance with Clause 27.13 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 30.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 30.2 (Distributions by the Agent).

30.6	Partial payments

(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent and the Arrangers under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in sub-paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

30.7	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.8	Business Days

(a)
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

31.	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	NOTICES

32.1	Communications in writing

Except as otherwise provided in Clause 24 (Use of Websites), any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or e-mail, provided that in the case of e-mail a copy of the communication is also delivered to the Agent by fax or post.

32.2	Addresses

The address and fax number and e-mail address, if applicable, (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address, fax number, e-mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

32.3	Delivery

(a)
Except as otherwise provided in Clause 24 (Use of Websites), any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form;

(ii)	if by way of e-mail, when actually received in legible form and addressed in the manner specified by the recipient; or

(iii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)
Except as otherwise provided in Clause 24 (Use of Websites), any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Agent.

32.4	Notification of address and fax number

Promptly upon changing its own address or fax number, the Agent shall notify the other Parties.

32.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly.  This provision shall not operate after a replacement Agent has been appointed.

32.6	Electronic communication

(a)
Any communication to be made between the Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)
Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)
Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 32.6.

32.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents.  No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)
Subject to Clause 36.2 (Exceptions) and Clause 36.3 (Other Exceptions) any term of this Agreement may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

36.2	Exceptions

(a)	Subject to Clause 36.4 (Replacement of Screen Rate) an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under this Agreement;

(iii)	a reduction in the Applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)
except as provided in Clause 2.2 (Accordion Increase) or Clause 6 (Extension Option), an increase in or an extension of any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(vi)	a change to the Borrower;

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)
Clause 2.3 (Finance Parties’ rights and obligations), Clause 20.5 (Merger), Clause 5.1 (Delivery of a Utilisation Request), Clause 8.1 (Illegality), Clause 8.2 (Change of control), Clause 21 (Acknowledgment), Clause 25 (Changes to the Lenders), Clause 26 (Changes to the Borrower), Clause 29 (Sharing among the Finance Parties), this Clause 36, Clause 41 (Governing law) or Clause 42.1 (Jurisdiction); or

(ix)	any release of the Parent Guarantee or change to the Guarantor (as defined therein),

shall not be made without the prior consent of all the Lenders.

36.3	Other Exceptions

An amendment or waiver which relates to the rights or obligations of the Agent or the Arrangers or a Reference Bank (each in their capacity as such) may not be effected without the consent of the Agent, that Reference Bank or the Arrangers, as the case may be.

36.4	Replacement of Screen Rate

(a)
Subject to Clause 36.3 (Other exceptions), if the Screen Rate is not available for dollars, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to dollars in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Majority Lenders and the Obligors.

(b)
If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within 5 Business Days (unless the Borrower and the Agent agree to a longer time period in relation to any request) of that request being made:

(i)
its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

36.5	Disenfranchisement of Defaulting Lenders

(a)
For so long as a Defaulting Lender has any Commitment or participations in the Loans, in ascertaining whether Majority Lenders approval has been obtained for any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Available Commitment shall be disregarded; provided that a Defaulting Lender’s consent will still be required where any consent, waiver, amendment or other vote under the Finance Documents expressly requires the consent of all Lenders.

(b)	For the purposes of this Clause 36.5 (Disenfranchisement of Defaulting Lenders), the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a) or (b) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

36.6	Replacement of a Defaulting Lender

(a)	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving at least 5 Business Days’ prior written notice to the Agent and such Lender:

(i)
replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility,

to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of each Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	the Defaulting Lender shall not have any obligation to the Borrower to find a Replacement Lender;

(iii)	the transfer must take place no later than 15 Business Days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

37.	CONFIDENTIALITY

37.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information) and Clause 37.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

37.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, service providers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom sub-paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (b)(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.6 (Security over Lenders’ rights);

(viii)	who is an insurer or insurance broker of, or direct or indirect provider of credit protection to that Finance Party or any of its Affiliates or its brokers;

(ix)	who is a Party; or

(x)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to sub-paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to sub-paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to sub-paragraphs (b)(v), (b)(vi), (b)(vii) and (b)(viii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)
to any person appointed by that Finance Party or by a person to whom sub-paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors; and

(e)
to any financial information agency such information as may be necessary (but limited to the: names of the Obligors, the country of domicile of the Obligors, the place of incorporation of the Obligors, the sector and business type of the Obligors, the date and governing law of this Agreement, the names of the Agent and the Arrangers, the amount of the Total Commitments, the purpose for which the amounts that have been borrowed under the Facility will be applied, the currency of the Facility, the type of the Facility and the Termination Date of the Facility) for the purpose of such financial information agency compiling league table data in relation to transactions and participants. The Parties acknowledge and agree that any such league table data compiled by a financial information agency may be disclosed to users of its service in accordance with the standard terms and conditions of that financial information agency.

37.3	Disclosure to numbering service providers

(a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 41 (Governing Law);

(vi)	the names of the Agent and the Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amount of Total Commitments;

(ix)	currency of the Facility;

(x)	type of Facility;

(xi)	ranking of Facility;

(xii)	Final Maturity Date for Facility;

(xiii)	changes to any of the information previously supplied pursuant to sub-paragraphs (i) to (x) above; and

(xiv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in sub-paragraphs (a)(i) to (a)(xii) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

37.4	Entire agreement

This Clause 37 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

37.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

37.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (b)(v) of Clause 37.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 37.

37.7	Continuing obligations

The obligations in this Clause 37 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

38.	CONFIDENTIALITY OF REFERENCE BANK QUOTATIONS

38.1	Confidentiality and disclosure

(a)	The Agent agrees to keep each Reference Bank Quotation confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)
The Agent may disclose any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Reference Bank.

(c)	The Agent may disclose any Reference Bank Quotation to:

(i)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent it is not practicable to do so in the circumstances;

(iii)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Reference Bank.

(d)
The Agent’s obligations in this Clause 38 are without prejudice to its obligations to make notifications under Clause 9.4 (Notification of rates of interest) provided that the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

38.2	Related obligations

(a)
The Agent acknowledges that each Reference Bank Quotation is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent undertakes not to use any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent agrees (to the extent permitted by law and regulation) to inform the relevant Reference Bank:

(i)
of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 38.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 38.

38.3	No Event of Default

No Event of Default will occur under Clause 23.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 38.

39.	ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS

Notwithstanding anything to the contrary in any Finance Document or in any other agreement, arrangement or understanding among the Parties, each Party hereto acknowledges that any liability of any EEA Financial Institution arising under any Finance Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)
the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part of any such liability;

(ii)
conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Finance Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

40.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

GOVERNING LAW AND ENFORCEMENT

41.	GOVERNING LAW

This Agreement and all non-contractual obligations arising out of or in connection with this Agreement are governed by English law.

42.	ENFORCEMENT

42.1	Jurisdiction

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) or any non-contractual obligations arising out of or in connection with this Agreement (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
The Borrower waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Clause 42.1 any special exemplary, punitive or consequential damages.

(d)
Notwithstanding paragraph (a) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)
irrevocably appoints Bunge Corporation Limited, (company number 03132265, Room 113, 65 London Wall, London EC2M 5TU) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
APPLICABLE MARGIN

1.	The Applicable Margin is 0.50 per cent. per annum unless:

(a)
an Event of Default has occurred and is continuing and/or neither an Applicable Moody’s Rating nor an Applicable S&P Rating is available, in which case the Applicable Margin shall be 1.30 per cent. per annum; or

(b)
Moody’s are publishing an Applicable Moody’s Rating and/or S&P are publishing an Applicable S&P Rating, in which case the Applicable Margin is the percentage rate per annum that corresponds to that rating, as in effect from time to time as set out in the following table:

Applicable S&P Rating	Applicable Moody’s Rating	Applicable Margin (% per annum)
BBB+ or above	Baa1 or above	0.30
BBB	Baa2	0.50
BBB-	Baa3	0.70
BB+	Ba1	0.90
BB or lower	Ba2 or lower	1.30

2.	If the Applicable Moody’s Rating and the Applicable S&P Rating appear on different lines of the table at Clause 1 of this Schedule 1, the Applicable Margin will be determined as follows:

(a)	if there is a split Rating of one notch, the Applicable Margin shall be the average of the Applicable Margin of the two notches;

(b)	if there is a split Rating of two notches, the Applicable Margin shall be the Applicable Margin for the intermediate notch;

(c)	if there is a split rating of more than two notches, the Applicable Margin should be average of the Applicable Margin of the two notches; and

(d)
if only one of the Rating Agencies has provided an Applicable Rating then the Applicable Margin shall be calculated by assuming that the Rating Agency that did not provide an Applicable Rating would provide an Applicable Rating two notches below the Applicable Rating that was provided.

3.	Any change to the Applicable Margin shall take effect on the first Business Day after the announcement of the change in rating by the relevant Rating Agency.

4.
If the long term unsecured debt ratings service provided by S&P or Moody’s ceases to be available, the Agent can, after consultation with the Borrower and the Lenders, specify an alternative provider of an equivalent service for the purposes of calculating the Applicable Margin.

SCHEDULE 2
THE ORIGINAL LENDERS

Name of Original Lender	Commitment (US$)
ABN AMRO Bank N.V.	55,000,000
BNP Paribas	55,000,000
Crédit Agricole Corporate and Investment Bank	55,000,000
HSBC Bank plc	55,000,000
ING Bank N.V.	55,000,000
Australia and New Zealand Banking Group Limited	50,000,000
Bank of Montreal	50,000,000
The Bank of Tokyo Mitsubishi UFJ, Ltd London Branch	50,000,000
Citibank, N.A., London Branch	50,000,000
Deutsche Bank Luxembourg S.A.	50,000,000
Industrial and Commercial Bank of China Limited, New York Branch	50,000,000
Mizuho Bank (USA)	50,000,000
Natixis	50,000,000
Coöperatieve Rabobank U.A. (Rabobank)	50,000,000
Société Générale	50,000,000
Standard Chartered Bank	50,000,000
U.S. Bank National Association	50,000,000
UniCredit Bank AG, New York Branch	50,000,000
Wells Fargo Bank, National Association	50,000,000
Bank of China (New York)	50,000,000
Santander Bank, N.A.	40,000,000
Sumitomo Mitsui Banking Corporation, NY Branch	40,000,000

Name of Original Lender	Commitment (US$)
Barclays Bank PLC	40,000,000
Commerzbank AG, New York Branch	40,000,000
Credit Suisse AG, Cayman Islands Branch	40,000,000
Intesa Sanpaolo Bank Luxembourg S.A. - Amsterdam Branch	40,000,000
SunTrust Bank	40,000,000
Zürcher Kantonalbank	40,000,000
Bank of China (Hong Kong) Limited	30,000,000
Banco Bilbao Vizcaya Argentaria S.A., New York Branch	30,000,000
DBS Bank Ltd., Los Angeles Agency	30,000,000
KfW IPEX-Bank GmbH	30,000,000
Oversea-Chinese Banking Corporation Limited, New York Agency	30,000,000
PNC Bank National Association	30,000,000
Agricultural Bank of China Ltd., New York Branch	25,000,000
Banco do Brasil S.A., New York Branch	25,000,000
Commonwealth Bank of Australia	25,000,000
DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main	25,000,000
Erste Group Bank AG, London Branch	25,000,000
HSH Nordbank AG	25,000,000
KBC Bank NV Nederland	25,000,000
Landesbank Baden-Württemberg	25,000,000
Westpac Banking Corporation	25,000,000
TOTAL	1,750,000,000

SCHEDULE 3
CONDITIONS PRECEDENT

Conditions Precedent to Initial Utilisation

1.	Obligors

(a)
A copy of the constitutional documents of each Obligor or, in the case of the Borrower, a copy of the articles of association (statuten) and deed of incorporation (oprichtingsakte) as well as an extract (uittreksel) from the Dutch Chamber of Commerce (Kamer van Koophandel) of the Borrower.

(b)	A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	if applicable, authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
if applicable, authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)
To the extent required under Dutch law or Borrower’s articles of association, a copy of the resolution of the general meeting (algemene vergadering) of the Borrower approving the resolutions of the board of managing directors referred to under paragraph (b) above.

(d)
To the extent required under Dutch law or Borrower’s articles of association, a copy of the resolution of the board of supervisory directors (raad van commissarissen) of the Borrower approving the resolutions of the board of managing directors referred to under paragraph (b) above.

(e)
If applicable, a copy of (i) the request for advice from each (central or European) works council (centrale of Europese) ondernemingsraad) with jurisdiction over the transactions contemplated by this Agreement and (ii) the positive advice from such works council which contains no condition, which if complied with, could result in a breach of any of the Finance Documents.

(f)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents.

(g)
A certificate of each Obligor (signed by a Responsible Officer) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not violate any borrowing or, guaranteeing limit set forth in any Contractual Obligation or Requirement of Law binding on the respective Obligor.

(h)
A certificate of an authorised signatory of the Obligor certifying that each copy document relating to it specified in this Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)
A legal opinion of Clifford Chance LLP, legal advisers to the Arrangers and the Agent as to matters of English law, opining notably as to the validity under English law of the obligations of the Borrower under this Agreement.

(b)
A legal opinion of Clifford Chance LLP, legal advisers to the Arrangers and the Agent as to matters of Dutch law, opining notably as to (i) the capacity of the Borrower to enter into and perform its obligations under the Finance Documents, (ii) the recognition under Dutch law of the validity of such obligations of the Borrower under this Agreement and (iii) the recognition and enforcement in The Netherlands of any judgement rendered against the Borrower pursuant to the jurisdiction provisions of the Finance Documents.

(c)
A legal opinion of Conyers Dill & Pearman Limited, special legal counsel to the Parent as to matters of Bermuda law, opining notably as to (i) the capacity of the Parent to enter into and perform its obligations under the Parent Guarantee, (ii) the recognition under Bermuda law of the validity of such obligations and the choice of law expressed in the Parent Guarantee and (iii) the recognition and enforcement in Bermuda of any judgement rendered against the Parent pursuant to the jurisdiction provisions of the Parent Guarantee.

(d)
A legal opinion of Reed Smith LLP, legal advisor to the Parent as to matters of New York law, opining notably as to the validity under New York law of the obligations of the Parent under the Parent Guarantee.

(e)	A legal opinion of Reed Smith LLP, legal advisor to the Borrower as to matters of New York law, opining notably as to the enforceability of the Transaction Documents.

3.	Other documents and evidence

(a)	One signed original of the Parent Guarantee.

(b)	Delivery of a copy of each of the Transaction Documents.

(c)	Evidence that any process agent referred to in Clause 42.2 (Service of process), has accepted its appointment.

(d)	A certificate of the Parent confirming the prevalent Ratings in respect of the Parent on the date of this Agreement.

(e)	The latest annual consolidated audited and certified financial statements of the Parent.

(f)	Evidence that the 2014 Facility has been, or will have been on or by the first Utilisation Date, unconditionally and irrevocably prepaid or repaid and cancelled in full.

(g)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(h)	A copy of any other document, authorisation, opinion or assurance reasonably requested by the Agent.

SCHEDULE 4
UTILISATION REQUEST

From:          Bunge Finance Europe B.V. as Borrower

To:          ABN AMRO Bank N.V. as Agent

Dated:

Dear Sirs

We refer to the revolving facility agreement (the “Agreement”) dated [•] 2017 and made between, Bunge Finance Europe B.V., as Borrower, the Arrangers named therein, the Agent and certain Lenders named therein.

1.	This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Amount:	[•] or, if less, the Available Facility

Interest Period:	[•]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Loan]. / [The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………
authorised signatory for
Bunge Finance Europe B.V.

WARNING:  PLEASE SEEK DUTCH LEGAL ADVICE (I) UNTIL THE INTERPRETATION OF THE TERM “PUBLIC” (AS REFERRED TO IN ARTICLE 4.1(1) OF THE CRR) HAS BEEN PUBLISHED BY THE COMPETENT AUTHORITY, IF THE SHARE OF A LENDER IN ANY UTILISATION REQUESTED BY A DUTCH BORROWER IS LESS THAN EUR 100,000 (OR THE FOREIGN CURRENCY EQUIVALENT THEREOF) AND (II) AS SOON AS THE INTERPRETATION OF THE TERM “PUBLIC” HAS BEEN PUBLISHED BY THE COMPETENT AUTHORITY, IF THE LENDER IS CONSIDERED TO BE A PART OF THE PUBLIC ON THE BASIS OF SUCH INTERPRETATION.

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE

To:          ABN AMRO Bank N.V.as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

We refer to the revolving facility agreement (the “Agreement”) dated [•] 2017 between Bunge Finance Europe B.V., as Borrower, the Arrangers named therein, the Agent and certain Lenders named therein.

1.	This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 25.5 (Procedure for transfer):

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 25.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].

ABN AMRO BANK N.V.

By:

WARNING:  PLEASE SEEK DUTCH LEGAL ADVICE (I) UNTIL THE INTERPRETATION OF THE TERM “PUBLIC” (AS REFERRED TO IN ARTICLE 4.1(1) OF THE CRR) HAS BEEN PUBLISHED BY THE COMPETENT AUTHORITY, IF THE SHARE OF A LENDER IN ANY UTILISATION REQUESTED BY A DUTCH BORROWER IS LESS THAN EUR 100,000 (OR THE FOREIGN CURRENCY EQUIVALENT THEREOF) AND (II) AS SOON AS THE INTERPRETATION OF THE TERM “PUBLIC” HAS BEEN PUBLISHED BY THE COMPETENT AUTHORITY, IF THE LENDER IS CONSIDERED TO BE A PART OF THE PUBLIC ON THE BASIS OF SUCH INTERPRETATION.

SCHEDULE 6
TIMETABLES

Loans in dollars
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	U-3 4:00 p.m. Amsterdam time

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 6:00 p.m. Amsterdam time

LIBOR	Quotation Day as of 11:00 a.m. London time

“U” = date of utilisation

“U - X” = X Business Days prior to date of utilisation

SCHEDULE 7
FORM OF ACCORDION INCREASE CERTIFICATE

To:          ABN AMRO Bank N.V. as Agent

From:	Bunge Finance Europe B.V. as Borrower, [•] (the “Accordion Lenders”) and [•] (the “New Accordion Lenders”)

Dated:

We refer to the revolving facility agreement (the “Agreement”) dated [•] 2017 between Bunge Finance Europe B.V., as Borrower, the Arrangers named therein, the Agent and certain Lenders named therein.

1.
This is an Accordion Increase Certificate.  Terms defined in the Agreement have the same meaning in this Accordion Increase Certificate unless given a different meaning in this Accordion Increase Certificate.

2.	We refer to Clause 2.2 (Accordion Increase) of the Agreement:

(a)
Each Additional Commitment Lender agrees to provide the Additional Commitment as set out in the Schedule opposite its name and in accordance with paragraphs (g) and (h) of Clause 2.2 (Accordion Increase).

(b)	The proposed Accordion Increase Date is [•][1].

(c)	The Facility Office and address, fax number and attention details for notices of each New Accordion Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

3.
This Accordion Increase Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Accordion Increase Certificate.

4.	This Accordion Increase Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

[1]	This date must be the last day of the Interest Period for each currently outstanding Loan.

THE SCHEDULE

Commitments

Accordion Lender/New Accordion Lender	Additional Commitment	Total Commitment

[•]	[•]	[•]

[Insert Facility Office address, fax number and attention details for notices and account details for payments, for New Accordion Lenders]

[Accordion Lenders]	[New Accordion Lenders]

By:	By:

By:	By:

By:	By:

Bunge Finance Europe B.V. as Borrower

By:

This Accordion Increase Certificate is accepted by the Agent and the Accordion Increase Date is confirmed as [•].
ABN AMRO BANK N.V.

By:

SIGNATURES

THE BORROWER

BUNGE FINANCE EUROPE B.V.

By: /s/ Rajat Gupta

Name: Rajat Gupta

Address (in effect until January 1, 2018):	11720 Borman Drive St. Louis, Missouri 63146 United States of America

Address (in effect as of January 1, 2018):	1391 Timberlake Manor Parkway Chesterfield, Missouri 63017 United States of America

Attention:	Treasurer

Email:	blm.treasuryoperations@bunge.com

Fax:	(314) 292 4314

with a copy to:

Name:	Bunge Limited

Address:	50 Main Street White Plains, New York 10606

Attention:	Treasurer

Email:	blm.treasuryoperations@bunge.com

Fax:	(914) 684 3283

[Signature page – 2017 Bunge Facility Agreement]

THE ARRANGERS

ABN AMRO BANK N.V.

By:	/s/ J.P. Keijzer	/s/ W. Bruinzeel

Name:	J.P. Keijzer	W. Bruinzeel

[Signature page – 2017 Bunge Facility Agreement]

BNP PARIBAS

By:	/s/ Matthew Dearden	/s/ Mark Pegrum

Name:	Matthew Dearden	Mark Pegrum

[Signature page – 2017 Bunge Facility Agreement]

ING BANK N.V.

By:	/s/ Louis Vricus	/s/ C.A Godhuis

Name:	Louis Vricus	C.A. Goedhuis

[Signature page – 2017 Bunge Facility Agreement]

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Andrew Aithew	/s/ Nikolaus Drexler

Name:	Andrew Aithew	Nikolaus Drexler

[Signature page – 2017 Bunge Facility Agreement]

HSBC BANK PLC

By:	/s/ Colette Pithie

Name:	Colette Pithie

[Signature page – 2017 Bunge Facility Agreement]

THE ORIGINAL LENDERS

ABN AMRO BANK N.V.

By:	/s/ J.P. Keijzer	/s/ W. Bruinzeel

Name:	J.P. Keijzer	W. Bruinzeel

[Signature page – 2017 Bunge Facility Agreement]

BNP PARIBAS

By:	/s/ Matthew Dearden	/s/ Mark Pegrum

Name:	Matthew Dearden	Mark Pegrum

[Signature page – 2017 Bunge Facility Agreement]

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Andrew Aithew	/s/ Nikolaus Drexler

Name:	Andrew Aithew	Nikolaus Drexler

[Signature page – 2017 Bunge Facility Agreement]

HSBC BANK PLC

By:	/s/ Colette Pithie

Name:	Colette Pithie

[Signature page – 2017 Bunge Facility Agreement]

ING BANK N.V.

By:	/s/ Louis Vricus	/s/ C.A. Goedhuis

Name:	Louis Vricus	C.A. Goedhuis

[Signature page – 2017 Bunge Facility Agreement]

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By:	/s/ Peter G. Nealon

Name:	Peter G. Nealon

[Signature page – 2017 Bunge Facility Agreement]

BANK OF MONTREAL, LONDON BRANCH

By:	/s/ Tom Woolgar	/s/ Jeff Couch

Name:	Tom Woolgar	Jeff Couch

[Signature page – 2017 Bunge Facility Agreement]

THE BANK OF TOKYO MITSUBISHI UFJ, LTD LONDON BRANCH

By:	/s/ Keisuke Ito

Name:	Keisuke Ito

[Signature page – 2017 Bunge Facility Agreement]

CITIBANK, N.A., LONDON BRANCH

By:	/s/ Andrew Mason

Name:	Andrew Mason

[Signature page – 2017 Bunge Facility Agreement]

DEUTSCHE BANK LUXEMBOURG S.A.

By:	/s/ C. Koch	/s/ A. Breyer-Simski

Name:	C. Koch	A. Breyer-Simski

[Signature page – 2017 Bunge Facility Agreement]

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH

By:	/s/ Brian Foley	/s/ Gang Duan

Name:	Brian Foley	Gang Duan

[Signature page – 2017 Bunge Facility Agreement]

MIZUHO BANK (USA)

By:	/s/ Tracy Rahn

Name:	Tracy Rahn

[Signature page – 2017 Bunge Facility Agreement]

NATIXIS

By:	/s/ Vincent Mazeli	/s/ Clemence Quillevere

Name:	Vincent Mazeli	Clemence Quillevere

[Signature page – 2017 Bunge Facility Agreement]

COÖPERATIEVE RABOBANK U.A. (RABOBANK)

By:	/s/ Gerald Low	/s/ K.W. Valken

Name:	Gerald Low	K.W. Valken

[Signature page – 2017 Bunge Facility Agreement]

SOCIÉTÉ GÉNÉRALE

By:	/s/ Cliff Niebling

Name:	Cliff Niebling

[Signature page – 2017 Bunge Facility Agreement]

STANDARD CHARTERED BANK

By:	/s/ Alper T. Kilic

Name:	Alper T. Kilic

[Signature page – 2017 Bunge Facility Agreement]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ James D. Pegues

Name:	James D. Pegues

[Signature page – 2017 Bunge Facility Agreement]

UNICREDIT BANK AG, NEW YORK BRANCH

By:	/s/ Douglas Riahi	/s/ Betsy Briggs

Name:	Douglas Riahi	Betsy Briggs

[Signature page – 2017 Bunge Facility Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Peter Kiedrowski

Name:	Peter Kiedrowski

[Signature page – 2017 Bunge Facility Agreement]

BANK OF CHINA (NEW YORK)

By:	/s/ Jinjun Peng

Name:	Jinjun Peng

[Signature page – 2017 Bunge Facility Agreement]

SANTANDER BANK, N.A.

By:	/s/ Andres Barbosa

Name:	Andres Barbosa

[Signature page – 2017 Bunge Facility Agreement]

SUMITOMO MITSUI BANKING CORPORATION NY BRANCH

By:	/s/ James D. Weinstein

Name:	James D. Weinstein

[Signature page – 2017 Bunge Facility Agreement]

BARCLAYS BANK PLC

By:	/s/ Ritam Bhalla

Name:	Ritam Bhalla

[Signature page – 2017 Bunge Facility Agreement]

COMMERZBANK AG, NEW YORK BRANCH

By:	/s/ Christina Serrano	/s/ William Donohue

Name:	Christina Serrano	William Donohue

[Signature page – 2017 Bunge Facility Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Vipul Dhadda

Name:	Vipul Dhadda

By:	/s/ Joan Park

Name:	Joan Park

[Signature page – 2017 Bunge Facility Agreement]

INTESA SANPAOLO BANK LUXEMBOURG S.A. - AMSTERDAM BRANCH

By:	/s/ Rory Farquhar Thomson	/s/ Miriam Casamassima

Name:	Rory Farquhar Thomson	Miriam Casamassima

[Signature page – 2017 Bunge Facility Agreement]

SUNTRUST BANK

By:	/s/ Johnetta Bush

Name:	Johnetta Bush

[Signature page – 2017 Bunge Facility Agreement]

ZÜRCHER KANTONALBANK

By:	/s/ Fabiano Manfredi	/s/ Mirco Stocker

Name:	Fabiano Manfredi	Mirco Stocker

[Signature page – 2017 Bunge Facility Agreement]

BANK OF CHINA (HONG KONG) LIMITED

By:	/s/ Fung Yuen Pik, Fiona	/s/ Chin Lai Ngan

Name:	Fung Yuen Pik, Fiona	Chin Lai Ngan

[Signature page – 2017 Bunge Facility Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA S.A., NEW YORK BRANCH

By:	/s/ Cristina Cignoli	/s/ Luis Ruigomez

Name:	Cristina Cignoli	Luis Ruigomez

[Signature page – 2017 Bunge Facility Agreement]

DBS BANK LTD., LOS ANGELES AGENCY

By:	/s/ Poh Siew Whye

Name:	Poh Siew Whye

[Signature page – 2017 Bunge Facility Agreement]

KFW IPEX-BANK GMBH

By:	/s/ Nicole Keller	/s/ Maike Lindenberg

Name:	Nicole Keller	Maike Lindenberg

[Signature page – 2017 Bunge Facility Agreement]

OVERSEA-CHINESE BANKING CORPORATION LIMITED,  NEW YORK AGENCY

By:	/s/ Yeoh Nguan Lee

Name:	Yeoh Nguan Lee

[Signature page – 2017 Bunge Facility Agreement]

PNC BANK NATIONAL ASSOCIATION

By:	/s/ Trevor Rogers

Name:	Trevor Rogers

[Signature page – 2017 Bunge Facility Agreement]

AGRICULTURAL BANK OF CHINA LTD., NEW YORK BRANCH

By:	/s/ Nelson Chou

Name:	Nelson Chou

[Signature page – 2017 Bunge Facility Agreement]

BANCO DO BRASIL S.A., NEW YORK BRANCH

By:	/s/ Joao Fruet

Name:	Joao Fruet

By:	/s/ Virgina Sampaio

Name:	Virgina Sampaio

[Signature page – 2017 Bunge Facility Agreement]

COMMONWEALTH BANK OF AUSTRALIA

By:	/s/ Edward Sainsbery

Name:	Edward Sainsbery

[Signature page – 2017 Bunge Facility Agreement]

DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN

By:	/s/ Michael Palumberi	/s/ Daniel Teschner

Name:	Michael Palumberi	Daniel Teschner

[Signature page – 2017 Bunge Facility Agreement]

ERSTE GROUP BANK AG, LONDON BRANCH

By:	/s/ Elaine Barrett	/s/ Stephen Gogerley

Name:	Elaine Barrett	Stephen Gogerley

[Signature page – 2017 Bunge Facility Agreement]

HSH NORDBANK AG

By:	/s/ Windzio	/s/ Andre Neiwels

Name:	Windzio	Andre Neiwels

[Signature page – 2017 Bunge Facility Agreement]

KBC BANK NV Nederland

By:	/s/ Suzanne Greifenberg	/s/ Bastiaan de Ruiter

Name:	Suzanne Greifenberg	Bastiaan de Ruiter

[Signature page – 2017 Bunge Facility Agreement]

LANDESBANK BADEN-WÜRTTEMBERG

By:	/s/ Frank Hoffmann	/s/ Marc Lücke

Name:	Frank Hoffmann	Marc Lücke

[Signature page – 2017 Bunge Facility Agreement]

WESTPAC BANKING CORPORATION

By:	/s/ Susan Ehr

Name:	Susan Ehr

[Signature page – 2017 Bunge Facility Agreement]

THE AGENT

ABN AMRO BANK N.V.

By:	/s/ D.N. de Baan	/s/ J.Kok

Name:	D.N. de Baan	J.Kok

For credit matters:

Address:	ABN AMRO Bank N.V. P.O. Box 2059 (PAC EA8550) 3500 GB Utrecht The Netherlands

Tel:	+31 (0) 20 6288287

Email:	abn.amro.agency.team.1@nl.abnamro.com

Attention:	Agency Syndicated Loans Team 1

For administration matters:

Address:	ABN AMRO Bank N.V. P.O. Box 283 (PAC AA8124) 1000 EA Amsterdam The Netherlands

Fax:	+31 (0) 20 6283030

Email:	Agency.Services.Nederland@nl.abnamro.com

Attention:	Agency Services Nederland

[Signature page – 2017 Bunge Facility Agreement]

EXHIBIT

Form of Parent Guarantee

GUARANTY

This Guaranty (as amended, supplemented or otherwise modified in accordance with the terms hereof and in effect from time to time, this “Guaranty”) is made as of the 12th day of December, 2017 by Bunge Limited, a company incorporated under the laws of Bermuda (together with any successors or assigns permitted hereunder, “BL” or “Guarantor”) to ABN AMRO Bank N.V. (“ABN AMRO”), in its capacity as the facility agent (together with its successors and assigns, the “Agent”) under the U.S.$1,750,000,000 Facility Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Facility Agreement”), among Bunge Finance Europe B.V., a company incorporated under the laws of The Netherlands (“BFE”), ABN AMRO Bank N.V., BNP Paribas, Crédit Agricole Corporate and Investment Bank, HSBC Bank  plc and ING Bank N.V., as mandated lead arrangers and bookrunners (collectively, the “Arrangers”), the financial institutions from time to time party thereto as lenders (each a “Lender” and collectively, the “Lenders”) and the Agent, for the benefit of the Lenders.

WITNESSETH:

WHEREAS, pursuant to the Facility Agreement the Lenders have agreed to make revolving loans (the “Loans”) to BFE from time to time;

WHEREAS, the execution and delivery of this Guaranty is a condition precedent to the effectiveness of the Facility Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereby agree as follows:

Section 1.          Definitions.

(a)          For all purposes of this Guaranty, except as otherwise expressly provided in Annex A hereto or unless the context otherwise requires, capitalized terms used herein shall have the meanings assigned to such terms in the Facility Agreement.

(b)          Notwithstanding any other provision contained herein or in the other Finance Documents, all terms of an accounting or financial nature used herein and in the other Finance Documents shall be construed, and all computations of amounts and ratios referred to herein and in the other Finance Documents shall be made, and prepared:

(i)          in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 below (and all defined terms used in the definition of any accounting term used in Section 8.2 below) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the financial statements referred to in Section 7(a) below.

In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Section 8.2 below, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Guaranty that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Guarantor’s financial statements at that time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein; and

(ii)          without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of BFE, the Guarantor or any of their Subsidiaries at “fair value”, as defined therein.

Notwithstanding the foregoing or anything to the contrary set forth herein, to the extent a change in GAAP occurs (whether or not such change is, as of the date hereof, already scheduled to occur after the date hereof) which results in operating leases being treated or classified as capital leases or which reclassifies capital leases using different terminology (e.g., as “finance leases”), such change shall not be given effect under the Finance Documents (including, without limitation, in any computation of financial covenants), and BFE, the Guarantor and any of their respective Subsidiaries shall continue to provide financial reporting which differentiates between operating leases and capital leases, in each case in accordance with GAAP as in effect on the date hereof.

Section 2.          Guaranty.  Subject to the terms and conditions of this Guaranty, the Guarantor hereby unconditionally and irrevocably guarantees (collectively, the “Guaranty Obligations”) (a) the prompt and punctual payment of all amounts due and owing (whether at the stated maturity, by acceleration, or otherwise) in respect of Loans made by the Lenders to BFE under the Facility Agreement and the other Finance Documents and (b) to the extent not timely paid, all fees, costs, expenses and indemnifications of the Lenders and the Agent owed by BFE under the Facility Agreement and the other Finance Documents, in any case described in (a) or (b) above whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred.  This Guaranty is a guaranty of payment and not of collection.  All payments by the Guarantor under this Guaranty shall be made in Dollars, and (i) with respect to Loans, shall be made to the Agent for disbursement pro rata (determined at the time such payment is sought) to the Lenders in accordance with the proportion that each Lender’s respective Commitment bears to the Total Commitments (each such proportion constituting the respective Lender’s “Aggregate Exposure Percentage”), (ii) with respect to fees, costs, expenses and indemnifications owed to the Lenders, shall be made to the Agent for disbursement pro rata (determined at the time such payment is sought) to the Lenders in accordance with their respective Aggregate Exposure Percentages (except as otherwise provided in the Facility Agreement with respect to Defaulting Lenders) and (iii) with respect to fees, costs, expenses and indemnifications owed to the Agent, shall be made to the Agent.  This Guaranty shall remain in full force and effect until the Guaranty Obligations are irrevocably and unconditionally paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto BFE may be free from any payment obligations under the Finance Documents.

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Section 3.          Guaranty Absolute.  The Guarantor guarantees that the Guaranty Obligations will be paid, regardless of any applicable law, regulation or order now or hereinafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto.  The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

(a)          Any lack of validity or enforceability of or defect or deficiency in the Facility Agreement, any Transaction Document or other Finance Document or any other agreement or instrument executed in connection with or pursuant thereto;

(b)          Any change in the time, manner, terms or place of payment of, or in any other term of, all or any of the Guaranty Obligations, or any other amendment or waiver of or any consent to departure from the Facility Agreement, any Transaction Document or other Finance Document or any other agreement or instrument relating thereto or executed in connection therewith or pursuant thereto;

(c)          Any sale, exchange or non‑perfection of any property standing as security for the liabilities hereby guaranteed or any liabilities incurred directly or indirectly hereunder or any setoff against any of said liabilities, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranty Obligations;

(d)          The failure of the Agent or a Lender to assert any claim or demand or to enforce any right or remedy against BFE or any other Person hereunder or under the Facility Agreement or any Transaction Document or other Finance Document;

(e)          Any failure by BFE in the performance of any obligation with respect to the Facility Agreement or any other Finance Document;

(f)          Any change in the corporate existence, structure or ownership of BFE, or any insolvency, bankruptcy reorganization or other similar proceeding affecting BFE or its assets or resulting release or discharge of any of the Guaranty Obligations;

(g)          Any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Guarantor, BFE or any other Person (including any other guarantor) that is a party to any document or instrument executed in respect of the Guaranty Obligations;

(h)          Any limitation of BFE’s obligations pursuant to subsection 22.1(b) of the Facility Agreement; or

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(i)          Any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any Guaranty Obligations or the Agent’s or the Lenders’ rights with respect thereto, including, without limitation: (A) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a currency other than Dollars for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice; or (B) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction; or (C) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives BFE of any assets or their use or of the ability to operate its business or a material part thereof; or (D) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (A), (B) or (C) above (in each of the cases contemplated in clauses (A) through (D) above, to the extent occurring or existing on or at any time after the date of this Guaranty).

The obligations of the Guarantor under this Guaranty shall not be affected by the amount of credit extended to BFE, any repayment by BFE to the Agent or the Lenders (in each case, other than the full and final payment of all of the Guaranty Obligations), the allocation by the Agent or the Lenders of any repayment, any compromise or discharge of the Guaranty Obligations, any application, release or substitution of collateral or other security therefor, the release of any guarantor, surety or other Person obligated in connection with any document or instrument executed in respect of the Guaranty Obligations, or any further advances to BFE.

Section 4.          Waiver.  The Guarantor hereby waives (a) promptness, diligence, notice of acceptance, presentment, demand, protest, notice of protest and dishonor, notice of default, notice of intent to accelerate, notice of acceleration and any other notice with respect to any of the Guaranty Obligations and this Guaranty, (b) any requirement that the Agent or the Lenders protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right or take any action against BFE or any other Person or entity or any collateral or that BFE or any other Person or entity be joined in any action hereunder, (c) the defense of the statute of limitations in any action under this Guaranty or for the collection or performance of the Guaranty Obligations, (d) any defense arising by reason of any lack of corporate authority, (e) any defense based upon any guaranteed party’s errors or omissions in the administration of the Guaranty Obligations except to the extent that any error or omission is caused by such guaranteed party’s bad faith, gross negligence or willful misconduct, (f) any rights to set-offs and counterclaims and (g) any defense based upon an election of remedies which destroys or impairs the subrogation rights of the Guarantor or the right of the Guarantor to proceed against BFE or any other obligor of the Guaranty Obligations for reimbursement.  All dealings between BFE or the Guarantor, on the one hand, and the Agent and the Lenders, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty.

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Should the Agent seek to enforce the obligations of the Guarantor hereunder by action in any court, the Guarantor waives any necessity, substantive or procedural, that a judgment previously be rendered against BFE or any other Person, or that any action be brought against BFE or any other Person, or that BFE or any other Person should be joined in such cause.  Such waiver shall be without prejudice to the Agent at its option to proceed against BFE or any other Person, whether by separate action or by joinder.  The Guarantor further expressly waives each and every right to which it may be entitled by virtue of the suretyship law of the State of New York or any other applicable jurisdiction.

Section 5.          Several Obligations; Continuing Guaranty.  The obligations of the Guarantor hereunder are separate and apart from BFE or any other Person (other than the Guarantor), and are primary obligations concerning which the Guarantor is the principal obligor.  The Guarantor agrees that this Guaranty is a continuing guaranty and that it shall not be discharged except by payment in full of the Guaranty Obligations, termination of the Commitments and complete performance of the obligations of the Guarantor hereunder. The obligations of the Guarantor hereunder shall not be affected in any way by the release or discharge of BFE from the performance of any of the Guaranty Obligations, whether occurring by reason of law or any other cause, whether similar or dissimilar to the foregoing.

Section 6.          Subrogation Rights.  If any amount shall be paid to the Guarantor on account of subrogation rights at any time when all the Guaranty Obligations shall not have been irrevocably and unconditionally paid in full, such amount shall be held in trust for the benefit of the Agent and shall forthwith be paid to the Agent to be applied to the Guaranty Obligations as specified in the Finance Documents.  If (a) the Guarantor makes a payment to the Agent of all or any part of the Guaranty Obligations and (b) all the Guaranty Obligations have been irrevocably and unconditionally paid in full and the Commitments have terminated, the Agent will, at the Guarantor’s request, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty of any kind whatsoever, necessary to evidence the transfer by subrogation to the Guarantor of any interest in the Guaranty Obligations resulting from such payment by the Guarantor.  The Guarantor hereby agrees that it shall have no rights of subrogation with respect to amounts due to the Agent or the Lenders until such time as all obligations of BFE to the Lenders and the Agent have been irrevocably and unconditionally paid in full, the Commitments have been terminated and the Facility Agreement has been terminated.

Section 7.          Representations and Warranties.  The Guarantor hereby represents and warrants to each Finance Party as follows:

(a)          Financial Condition.

(i)          The consolidated balance sheet of the Guarantor and its consolidated Subsidiaries as at December 31, 2016 and the related consolidated statements of income for the fiscal year ended on such date, reported on by the Guarantor’s independent public accountants, copies of which have heretofore been furnished to the Agent, are complete and correct, in all material respects, and present fairly the financial condition of the Guarantor and its consolidated Subsidiaries as at such date, and the results of operations for the fiscal year then ended.  Such financial statements, including any related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the external auditors and as disclosed therein, if any).

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(ii)          Except as disclosed in Schedule V attached hereto, neither the Guarantor nor its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material guarantee obligation, contingent liability (as defined in accordance with GAAP), or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto, except for guarantees, indemnities or similar obligations of the Guarantor or a consolidated Subsidiary supporting obligations of one Subsidiary to another Subsidiary.

(iii)          During the period from December 31, 2016 to and including the date hereof, except as disclosed in Schedule V attached hereto, neither the Guarantor nor its consolidated Subsidiaries has sold, transferred or otherwise disposed of any material part of its business or property, nor has it purchased or otherwise acquired any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Guarantor and its consolidated Subsidiaries at December 31, 2016.

(b)          No Change.  Since December 31, 2016, except as disclosed in Schedule I hereof, there has been no development or event which has had or could, in the Guarantor’s good faith reasonable judgment, reasonably be expected to have a Material Adverse Effect.

(c)          Corporate Existence; Compliance with Law.  The Guarantor and each of its Subsidiaries (i) is duly organized and validly existing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so duly qualified could not reasonably be expected to have a Material Adverse Effect, and (iv) is in compliance with all Requirements of Law and Contractual Obligations, except any non-compliance which could not reasonably be expected to have a Material Adverse Effect.

(d)          Corporate Power; Authorization; Enforceable Obligations.  The Guarantor and each of its Subsidiaries has the corporate power and authority, and the legal right, to make, deliver and perform this Guaranty and each of the other Finance Documents and Transaction Documents to which such Person is a party and to borrow thereunder and has taken all necessary corporate action to authorize (i) the borrowings on the terms and conditions of the Finance Documents and Transaction Documents to which such Person is a party, (ii) the execution, delivery and performance of this Guaranty and each of the other Finance Documents and Transaction Documents to which such Person is a party and (iii) the remittance of payments of all amounts payable hereunder and thereunder.

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No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings under the Finance Documents or Transaction Documents, the remittance of payments in accordance with the terms hereof and thereof or with the execution, delivery, performance, validity or enforceability of this Guaranty and each of the other Finance Documents and Transaction Documents.  This Guaranty and each of the other Finance Documents and Transaction Documents to which the Guarantor and/or any of its Subsidiaries are a party have been duly executed and delivered on behalf of the Guarantor and each of such Subsidiaries.  Each of this Guaranty and each of the other Finance Documents and Transaction Documents to which the Guarantor and/or any of its Subsidiaries are a party constitutes a legal, valid and binding obligation of the Guarantor and each of such Subsidiaries enforceable against the Guarantor and each of such Subsidiaries in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law).

(e)          No Legal Bar.  The execution, delivery and performance by the Guarantor of this Guaranty, and by it and each of its Subsidiaries of the other Finance Documents and Transaction Documents to which each such entity is a party, the borrowings thereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation to which the Guarantor or any of its Subsidiaries are a party or by which it or they are bound and will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of any of the Guarantor or its Subsidiaries pursuant to any such Requirement of Law or Contractual Obligation.

(f)          No Material Litigation.  Except as disclosed in Schedule VI attached hereto, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Guarantor, threatened by or against the Guarantor or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to this Guaranty or the other Finance Documents or Transaction Documents or any of the transactions contemplated hereby or thereby or (b) which could reasonably be expected to have a Material Adverse Effect.

(g)          Ownership of Property; Liens.  The Guarantor and each of its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property except for defects in title which would not have a Material Adverse Effect, and none of the property is subject to any Lien that secures Secured Indebtedness, other than a Lien that secures Permitted Secured Indebtedness or any other Secured Indebtedness permitted under Section 8.2(a)(iv) of this Guaranty.

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(h)          Environmental Matters.  The Guarantor and its Subsidiaries have obtained all permits, licenses and other authorizations that are necessary to operate their respective business and required under all applicable Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule II attached hereto, (i) Hazardous Materials have not at any time been generated, used, treated or stored on, released or disposed of on, or transported to or from, any property owned, leased, used, operated or occupied by the Guarantor or any of its Subsidiaries or, to the best of the Guarantor’s knowledge, any property adjoining or in the vicinity of any such property except in compliance with all applicable Environmental Laws other than where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (ii) there are no past, pending or threatened (in writing) Environmental Claims against the Guarantor or any of its Subsidiaries or any property owned, leased, used, operated or occupied by the Guarantor or any of its Subsidiaries that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.  The operations of the Guarantor and its Subsidiaries are in compliance in all material respects with all terms and conditions of the required permits, licenses, certificates, registrations and authorizations, and are also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(i)          No Default.  Except with respect to the Indebtedness set forth on Schedule III attached hereto, neither the Guarantor nor any of its Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it is bound in any respect which could reasonably be expected to have a Material Adverse Effect.  No Series 2003-1 Early Amortization Event, Potential Series 2003-1 Early Amortization Event, Event of Default or Default has occurred and is continuing.

(j)          Taxes.  Under the laws of Bermuda, the execution, delivery and performance by the Guarantor of this Guaranty and by it and each of its Subsidiaries (as the case may be) of the other Finance Documents and Transaction Documents to which they are a party and all payments of principal, interest, fees and other amounts hereunder and thereunder are exempt from all income or withholding taxes, stamp taxes, charges or contributions of Bermuda or any political subdivision or taxing authority thereof, irrespective of the fact that the Agent or any of the Lenders may have a representative office or subsidiary in Bermuda.  Except as otherwise provided herein or therein, the Guarantor is validly obligated to make all payments due under this Guaranty and each of its Subsidiaries is validly obligated to make all payments due under the other Finance Documents and Transaction Documents free and clear of any such tax, withholding or charge so that the Agent and the Lenders shall receive the amounts due as if no such tax withholding or charge had been imposed.

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(k)          Pari Passu Status.  The obligations of the Guarantor hereunder constitute direct, general obligations of the Guarantor and rank at least pari passu (in priority of payment) with all other unsecured, unsubordinated Indebtedness (other than any such Indebtedness that is preferred by mandatory provisions of law) of the Guarantor.

(l)          Purpose of Loans.  The proceeds of the Loans under the Facility Agreement shall be used by BFE solely to either (i) make advances under the Series 2003-1 VFC, (ii) repay Permitted Indebtedness outstanding from time to time or (iii) pay expenses incurred in connection with the Facility Agreement and any Pari Passu Indebtedness.  Notwithstanding the foregoing, any other use of the proceeds of the Loans under the Facility Agreement shall not affect the obligations of the Guarantor hereunder.

(m)          Information.  All information (including, with respect to the Guarantor, without limitation, the financial statements required to be delivered pursuant hereto), which has been made available to the Agent or any Lender by or on behalf of the Guarantor in connection with the transactions contemplated hereby and the other Finance Documents and Transaction Documents is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided, that, with respect to projected financial information provided by or on behalf of the Guarantor, the Guarantor represents only that such information was prepared in good faith by management of the Guarantor on the basis of assumptions believed by such management to be reasonable as of the time made.

(n)          Designated Obligors.  On the date hereof, BL directly or indirectly owns the percentage of the voting stock of each Designated Obligor (other than BL) set forth on Schedule IV attached hereto.

(o)          Restrictions on Designated Obligors.  There is no legal or regulatory restriction on the ability of any Designated Obligor to pay dividends to the Guarantor out of earnings at such times as such Designated Obligor is not deemed to be insolvent pursuant to the laws of its jurisdiction of incorporation nor any legal or regulatory restriction preventing the Guarantor from converting such dividend payments to Dollars or Euros.

(p)          Federal Regulations.  No part of the proceeds of any advances under the Investor Certificates will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System of the United States as now and from time to time hereafter in effect.  Notwithstanding the foregoing, any use of advances under the Investor Certificates as so described in this subsection shall not affect the obligations of the Guarantor hereunder.

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(q)          Investment Company Act.  The Guarantor is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(r)          Solvency.  The Guarantor is, individually and together with its Subsidiaries, Solvent.

(s)          Consideration.  The Guarantor has received, or will receive, direct or indirect benefit from the making of this Guaranty.  The Guarantor has, independently and without reliance upon the Agent or any Lender and based on such documents and information it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.

(t)          Security Interest.

(i)          All filings and other acts (including but not limited to the acts required by subsection 2.01(b) of the Sale Agreement and subsection 2.01(b) of the Pooling Agreement and notifying related Obligors of the assignment of a Purchased Loan, except to the extent that the relevant UCC and other similar laws (to the extent applicable) permit a Seller (or Bunge Funding, Inc. or its assignees) to provide such notification subsequent to the applicable Loan Purchase Date without materially impairing the Trust’s ownership or security interest in the Trust Assets and without incurring material expenses in connection with such notification) necessary or advisable under the relevant UCC or under other applicable laws of jurisdictions outside the United States (to the extent applicable) shall have been made or performed in order to grant the Trust (for the benefit of each holder of Investor Certificates) a full legal and beneficial ownership or first priority perfected security interest in respect of all Purchased Loans.

(ii)          BFE is the lawful owner of, and has good and marketable title to, the Series 2003-1 VFC, free and clear of all Liens.

(u)          Sanctions.

(i)          To the best of the knowledge of the Responsible Officers of the Guarantor, the Guarantor and its Subsidiaries are, to the extent applicable, in compliance in all material respects with Sanctions and Anti-Corruption Laws.

(ii)          To the best of the knowledge of the Responsible Officers of the Guarantor, the Guarantor is not, and no Subsidiary and no director or senior officer of the Guarantor or any Subsidiary is, any of the following:

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(A)	a Restricted Party;

(B)	a Person owned 50% or more or controlled by, or acting on behalf of, any Restricted Party; or

(C)	a Person that commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order.

(iii)          The Guarantor has implemented and maintains in effect policies and procedures designed to promote and achieve continued compliance by the Guarantor, its Subsidiaries and their respective directors, officers and employees with applicable Anti-Corruption Laws and Sanctions.

(v)          Effectiveness of Transaction Documents. The Transaction Documents are in full force and effect.

The Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by the Guarantor on the date hereof, the date of each Utilisation Request by BFE and each Utilisation Date under the Facility Agreement, on and as of all such dates.

Section 8.          Covenants.

8.1          Affirmative Covenants.  The Guarantor hereby agrees that, so long as (i) any Loan remains outstanding and unpaid or any other amount is owing to the Agent or any Lender under the Facility Agreement or (ii) the Commitments have not been terminated:

(a)          Financial Statements.  The Guarantor shall furnish to the Agent (who shall furnish a copy to each Lender):

(i)          promptly after each annual meeting of the Guarantor, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Guarantor, a copy of the audited consolidated balance sheet of the Guarantor and its consolidated Subsidiaries at the end of such year and related audited consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, certified by independent public accountants reasonably acceptable to the Agent;

(ii)          as soon as available, but in any event not later than sixty (60) days after the end of each of the first three quarters of each fiscal year of the Guarantor, the unaudited consolidated balance sheet of the Guarantor as at the end of such quarter and the related unaudited consolidated statement of income for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, each in the form reasonably acceptable to the Agent, certified by the chief financial officer of the Guarantor; and

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(iii)          such additional financial and other information as the Agent (at the request of any Lender or otherwise) may from time to time reasonably request;

all such financial statements furnished under clause (i) above to be complete and correct in all material respects and prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein); provided, however, that the Guarantor shall not be required to deliver the financial statements described under clauses (i) and (ii) above if such statements are available within the time period required by applicable Requirements of Law on EDGAR or from other public sources.

(b)          Quarterly Compliance Certificates.  The Guarantor shall, within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year and one hundred and twenty (120) days after the end of each fiscal year, furnish to the Agent its certificate signed by its chief financial officer, treasurer or controller stating that, to the best of such officer’s knowledge, during such period each of the Guarantor and BFE has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Guaranty and the other Finance Documents and Transaction Documents and any other related documents to be observed, performed or satisfied by each of them, and that such officer has obtained no knowledge of any Series 2003-1 Early Amortization Event, Potential Series 2003-1 Early Amortization Event, Event of Default or Default except as specified in such certificate and showing in reasonable detail the calculations evidencing compliance with the covenants in subsection 8.2(a).

(c)          Conduct of Business and Maintenance of Existence.  The Guarantor shall, and shall cause each of the Designated Obligors to: (i) except as permitted by subsection 8.2(b), preserve, renew and keep in full force and effect its corporate existence; and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except where the failure to maintain the same would not have a Material Adverse Effect.

(d)          Compliance with Laws and Contractual Obligations; Authorization.  The Guarantor shall, and shall cause each of its Subsidiaries to, comply in all respects with all Requirements of Law and Contractual Obligations, except where failure to so comply would not have a Material Adverse Effect, and the Guarantor shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by any applicable laws and regulations to enable it lawfully to enter into and perform its obligations under this Guaranty or to ensure the legality, validity, enforceability or admissibility in evidence of this Guaranty and the other Finance Documents and Transaction Documents.

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(e)          Maintenance of Property; Insurance.  The Guarantor shall, and shall cause each of its Subsidiaries to, keep all property useful and necessary in its business in good working order and condition, except where failure to do so would not have a Material Adverse Effect; and maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are customary for the Guarantor’s type of business.

(f)          Inspection of Property; Books and Records.  The Guarantor shall, and shall cause each of BFE and the Designated Obligors to, keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Agent and each Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any time and as often as may reasonably be desired, provided that the Agent and each Lender has given reasonable prior written notice and the Agent and each Lender has executed a confidentiality agreement reasonably satisfactory to the Guarantor.

(g)          Notices.  The Guarantor shall give notice to the Agent promptly after becoming aware of the same, of (i) the occurrence of any Series 2003-1 Early Amortization Event, Potential Series 2003-1 Early Amortization Event, Event of Default or Default, including any steps taken to remedy or mitigate the effect of such default; (ii) any changes in taxes, duties or other fees of Bermuda or any political subdivision or taxing authority thereof or any change in any laws of Bermuda, in each case, that may affect any payment due under this Guaranty or the other Finance Documents and Transaction Documents; (iii) any change in the Guarantor’s, BLFC’s or the Bunge Master Trust’s public or private rating by S&P or Moody’s; and (iv) any development or event which has had, or which the Guarantor in its good faith judgment believes will have, a Material Adverse Effect.

(h)          Pari Passu Obligations.  The Guarantor shall ensure that its obligations hereunder at all times constitute direct, general obligations of the Guarantor ranking at least pari passu in right of payment with all other unsecured, unsubordinated Indebtedness (other than Indebtedness that is preferred by mandatory provisions of law) of the Guarantor.

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(i)          Maintenance of Designated Obligors.  The Guarantor will not and will not permit any of its Subsidiaries directly or indirectly to convey, sell, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of transactions more than 50% of the voting stock of a Designated Obligor (other than BL) unless such conveyance, sale, transfer or disposition does not cause a Series 2003-1 Early Amortization Event, Potential Series 2003-1 Early Amortization Event, Event of Default or Default and either (i) such conveyance, sale, transfer or disposition is among the Guarantor and its Subsidiaries or (ii) (A) the Guarantor or such Subsidiary uses the net proceeds of such stock conveyance, sale, transfer or disposition to repay in full the aggregate principal and interest due and owing with respect to all Intercompany Loans outstanding as to which the Designated Obligor is the Obligor and (B) to the extent such net proceeds exceed the amounts required to be paid pursuant to clause (A), the Guarantor or such Subsidiary either (1) reinvests or enters into a contract to reinvest all such excess net proceeds in productive replacement fixed assets of a kind then used or usable in the business of the Guarantor or any of its Subsidiaries or (2) uses such excess net proceeds to make payments on the Guarantor’s or its Subsidiaries’ other Indebtedness.

(j)          Payment of Taxes.  The Guarantor shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and similar governmental charges imposed on it, its incomes, profits or properties, except where (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP with respect thereto have been provided on the books of the Guarantor or (ii) the nonpayment of all such taxes, assessments and charges in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(k)          Environmental Laws.  Unless, in the good faith judgment of the Guarantor, the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Guarantor will comply in all material respects, and cause each of its Subsidiaries to comply in all material respects, with the requirements of all applicable Environmental Laws and will immediately pay or cause to be paid all costs and expenses incurred in such compliance, except such costs and expenses which are being contested in good faith by appropriate proceedings if the Guarantor or such Subsidiary, as applicable, is maintaining adequate reserves (in the good faith judgment of the management of the Guarantor) with respect thereto in accordance with GAAP.

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Unless the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Guarantor shall not, nor shall it permit or suffer any of its Subsidiaries to, generate, use, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce or process Hazardous Materials other than in the ordinary course of business and in material compliance with all applicable Environmental Laws, and shall not, and shall not permit or suffer any of its Subsidiaries to, cause or permit, as a result of any intentional or unintentional act or omission on the part of the Guarantor or any Subsidiary thereof, the installation or placement of Hazardous Materials in material violation of or actionable under any applicable Environmental Laws onto any of its property or suffer the material presence of Hazardous Materials in violation of or actionable under any applicable Environmental Laws on any of its property without having taken prompt steps to remedy such violation.  Unless its failure to do so would not reasonably be expected to have a Material Adverse Effect, the Guarantor shall, and shall cause each of its Subsidiaries to, promptly undertake and diligently pursue to completion any investigation, study, sampling and testing, as well as any cleanup, removal, remedial or other action required of the Guarantor or any Subsidiary under any applicable Environmental Laws in the event of any release of Hazardous Materials.

(l)          ERISA.  The Guarantor shall give notice to the Agent to the extent that any of the following is reasonably expected to have a Material Adverse Effect:

(i)          ERISA Events.  Promptly and in any event within ten (10) days after the Guarantor or any of its ERISA Affiliates knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer of the Guarantor or such ERISA Affiliate describing such ERISA Event and the action, if any, that the Guarantor or such ERISA Affiliate has taken and proposes to take with respect thereto;

(ii)          Plan Terminations.  Promptly and in any event within two (2) Business Days after receipt thereof by the Guarantor or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan; and

(iii)          Multiemployer Plan Notices.  Promptly and in any event within five (5) Business Days after receipt thereof by the Guarantor or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, or (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred by the Guarantor or any of its ERISA Affiliates in connection with any event described in clause (A) or (B) above.

15

(m)          Sanctions Actions or Investigations.  Promptly upon a Responsible Officer of the Guarantor becoming aware that the Guarantor or any of its Subsidiaries has received formal notice that it has become the subject of any material action or investigation under any Sanctions, the Guarantor shall, to the extent permitted by law, supply to the Agent details of any such material action or investigation.

(n)          Anti-Corruption and Sanctions Compliance Policies and Procedures. The Guarantor will maintain in effect policies and procedures designed to promote and achieve continued compliance by the Guarantor, its Subsidiaries and their respective directors, officers and employees with applicable Anti-Corruption Laws and Sanctions.

8.2          Negative Covenants.  The Guarantor hereby agrees that, so long as (i) any Loan remains outstanding and unpaid or any other amount is owing to the Agent or any Lender under the Facility Agreement or (ii) the Commitments have not been terminated:

(a)          Financial Covenants.  The Guarantor shall not at any time permit:

(i)          its Consolidated Net Worth (as calculated at the end of each fiscal quarter of the Guarantor) to be less than U.S. $4,000,000,000 (to be tested quarterly);

(ii)          the ratio of its consolidated Adjusted Net Debt to consolidated Adjusted Capitalization (each as calculated at the end of each fiscal quarter of the Guarantor) to be greater than 0.635:1.0 (to be tested quarterly);

(iii)          the ratio of its Total Consolidated Current Assets to Total Consolidated Current Liabilities, each as calculated at the end of each fiscal quarter of the Guarantor, to be less than 1.1 to 1.0 (to be tested quarterly); and

(iv)          the aggregate outstanding principal balance of all Secured Indebtedness (excluding any Permitted Secured Indebtedness) incurred by the Guarantor and its Subsidiaries to be greater than an amount equal to five percent (5%) of the Total Tangible Assets of the Guarantor and its Subsidiaries, as calculated at the end of each fiscal quarter of the Guarantor and as determined in accordance with GAAP (to be tested quarterly).

(b)          Limitation of Fundamental Changes.  The Guarantor shall not enter into any transaction of merger, consolidation or amalgamation (other than any merger or amalgamation of any Subsidiary with and into the Guarantor so long as the Guarantor shall be the surviving, resulting, or continuing company) or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets.

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(c)          Restrictions on Dividends or Loans by Designated Obligors.  The Guarantor shall not permit any Designated Obligor to enter into any agreement restricting the payment of dividends or the making of loans by it to the Guarantor or to any other Designated Obligor, except that the Guarantor may permit a Designated Obligor to be party to agreements (i) limiting the payment of dividends by such Designated Obligor following a default or an event of default under such agreement and (ii) requiring the compliance by such Designated Obligor with specified net worth, working capital or other similar financial tests and (iii) restricting loans to be made by such Designated Obligor to any other Obligor or the Guarantor to such loans which accrue interest at a rate greater than or equal to such lending Designated Obligor’s average cost of funds as determined in good faith by the Board of Directors of such Designated Obligor.

(d)          Anti-Money Laundering.  The Guarantor will not knowingly conduct its operations in violation of any applicable financial recordkeeping and reporting requirements of the U.S. Bank Secrecy Act, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any applicable authority (collectively, the “Money Laundering Laws”), and no action or inquiry by or before any authority involving the Guarantor with respect to Money Laundering Laws is pending or, to the best of the knowledge of the Responsible Officers of the Guarantor, is threatened.

(e)          Sanctions and Anti-Corruption.  The Guarantor will not knowingly use, or permit any of its Subsidiaries to use, any funds derived from any activity that would violate Sanctions or any Anti-Corruption Laws to pay any of the obligations under the Finance Documents.

8.3          Use of Websites.

(a)          The Guarantor may satisfy its obligation to deliver any public information to the Lenders by posting this information onto an electronic website designated by the Guarantor and the Agent (the “Designated Website”) by notifying the Agent (i) of the address of the website together with any relevant password specifications and (ii) that such information has been posted on the website; provided, that in any event the Guarantor shall supply the Agent with one copy in paper form of any information which is posted onto the website.

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(b)          The Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Guarantor and the Agent.

(c)          The Guarantor shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)          the Designated Website cannot be accessed due to technical failure;

(ii)          the password specifications for the Designated Website change;

(iii)          any new information which is required to be provided under this Guaranty is posted onto the Designated Website;

(iv)          any existing information which has been provided under this Guaranty and posted onto the Designated Website is amended; or

(v)          the Guarantor becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Guarantor notifies the Agent under Section 8.3(c)(i) or Section 8.3(c)(v) above, all information to be provided by the Guarantor under this Guaranty after the date of that notice shall be supplied in paper form unless and until the Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

Section 9.          Acknowledgement.  Each Party acknowledges and agrees that the Borrower does not:

(a)          represent under Section 7(u) of this Guaranty; nor

(b)          covenant pursuant to Section 8.1(m), Section 8.1(n) or Section 8.2(e) of this Guaranty,

in favor of KfW IPEX-Bank GmbH (“KfW”), DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main (“DZ”), or HSH Nordbank AG (“HSH”) as Lenders, and each of KfW, DZ and HSH shall not have any rights thereunder.  Furthermore, each of KfW, DZ and HSH shall be deemed not to be a party to the provisions of Section 7(u), Section 8.1(m), Section 8.1(n) or Section 8.2(e).

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Each party further acknowledges that the representations and warranties included in Section 7(u) given by, and the undertakings included in Section 8.1(m), Section 8.1(n) and Section 8.2(e) of, the Guarantor to any Lender resident in Germany (“Inländer”) within the meaning of Section 2 Para. 15 of the German Foreign Trade and Payments Regulation (“AWV”) are made only to the extent that such Lender would be permitted to make such representations and warranties or undertakings pursuant to Section 7 of the AWV or pursuant to Council Regulation (EC) 2271/96 of 22 November 1996

Section 10.          Amendments.  No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall in any event be effective unless such amendment or waiver shall be in writing and signed by the Guarantor and the Agent who shall act following the receipt of the consent of all of the Lenders.  Such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 11.          Notices, Etc.  All notices, demands, instructions and other communications required or permitted to be given to or made upon any Person pursuant hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, return receipt requested, by recognized overnight courier service or by facsimile transmission, and shall be deemed to be given for purposes of this Guaranty, in the case of a notice sent by registered, certified or express mail, or by recognized overnight courier service, on the date that such writing is actually delivered to the intended recipient thereof in accordance with the provisions of this Section 11, or in the case of facsimile transmission, when received and telephonically confirmed.  Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 11, notices, demands, instructions and other communications in writing shall be given to or made upon the subject parties at their respective Notice Addresses (or to their respective facsimile transmission numbers) or at such other address or number as any party may notify to the other parties in accordance with the provisions of this Section 11.

Section 12.          No Waiver; Remedies.  No failure on the part of the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 13.          Costs and Expenses.  The Guarantor agrees to pay, and cause to be paid, on demand all costs and expenses actually incurred by the Agent in connection with the enforcement of this Guaranty including, without limitation, the fees and out‑of‑pocket expenses of outside counsel to the Agent with respect thereto. The agreements of the Guarantor contained in this Section 13 shall survive the payment of all other amounts owing hereunder or under any of the other Guaranty Obligations.

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Section 14.          Separability.  Should any clause, sentence, paragraph, subsection or Section of this Guaranty be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Guaranty, and the parties hereto agree that the part or parts of this Guaranty so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part or parts had never been included herein.

Section 15.          Captions.  The captions in this Guaranty have been inserted for convenience only and shall be given no substantive meaning or significance whatever in construing the terms and provisions of this Guaranty.

Section 16.          Successors and Assigns.  This Guaranty shall (a) be binding upon the Guarantor and its successors and assigns and (b) inure to the benefit of and be enforceable by the Agent and its successors, transferees and assigns; provided, however, that any assignment by the Guarantor of its obligations hereunder shall (i) be subject to the prior written consent of the Agent acting on the instructions of all of the Lenders at their complete discretion, and (ii) only be made to a one hundred percent (100%) owned Affiliate of the Guarantor.

Section 17.          Limitation by Law.  All rights, remedies and powers provided in this Guaranty may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Guaranty are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Guaranty invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

Section 18.          Substitution of Guaranty.  Subject to the prior written consent of the Agent acting on the instructions of all of the Lenders at their complete discretion, the Guarantor shall, during the term of this Guaranty, be permitted at its option to provide collateral to the Agent or another form of credit support as a substitute for its obligations under this Guaranty.  The Guarantor agrees to execute whatever security or credit support documents the Agent reasonably requests in order to effectuate the provisions of this Section 18.

Section 19.          GOVERNING LAW; FOREIGN PARTY PROVISIONS.

(a)          THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b)          Consent to Jurisdiction.  The Guarantor irrevocably submits to the non-exclusive jurisdiction of any New York state or U.S. federal court sitting in the Borough of Manhattan, The City of New York, in any action or proceeding relating to its obligations, liabilities or any other matter arising out of or in connection with this Guaranty or the other Finance Documents and Transaction Documents.

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The Guarantor hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state or U.S. federal court.  The Guarantor also hereby irrevocably waives, to the fullest extent permitted by law, any objection to venue or the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

(c)          Appointment of Agent for Service of Process.  The Guarantor hereby (i) irrevocably designates and appoints its chief financial officer (from time to time) at its principal executive offices at 50 Main Street, White Plains, New York 10606 (the “Authorized Agent”), as its agent upon which process may be served in any suit, action or proceeding related to this Guaranty and represents and warrants that the Authorized Agent has accepted such designation and (ii) agrees that service of process upon the Authorized Agent and written notice of said service to the Guarantor mailed or delivered by a recognized international courier service (with proof of delivery) to its Secretary or any Assistant Secretary at its office at 50 Main Street, White Plains, New York 10606, shall be deemed in every respect effective service of process upon the Guarantor in any such suit or proceeding.  The Guarantor further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Authorized Agent in full force and effect so long as the Guaranty is in existence.

(d)          Waiver of Immunities.  To the extent that the Guarantor or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Guaranty or any other Finance Documents and Transaction Documents, the Guarantor hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.

(e)          Foreign Taxes.  Any payments by the Guarantor to the Agent hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any and all present and future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereinafter imposed, levied, collected, withheld or assessed by Bermuda or any other jurisdiction in which the Guarantor has an office from which payment is made or deemed to be made, excluding (i) any such tax imposed by reason of the Agent, having some connection with any such jurisdiction other than its participation as the Agent under the Finance Documents and Transaction Documents, and (ii) any income or franchise tax on the overall net income of the Agent imposed by the United States or by the State of New York or any political subdivision of the United States or of the State of New York on the office of the Agent through which it is acting in connection with this transaction (all such non-excluded taxes, “Foreign Taxes”).

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If the Guarantor is prevented by operation of law or otherwise from paying, causing to be paid or remitting that portion of amounts payable hereunder represented by Foreign Taxes withheld or deducted, then amounts payable under this Guaranty shall, to the extent permitted by law, be increased to such amount as is necessary to yield and remit to the Agent an amount which, after deduction of all Foreign Taxes (including all Foreign Taxes payable on such increased payments) equals the amount that would have been payable if no Foreign Taxes applied.

(f)          Judgment Currency.  The obligations of the Guarantor in respect of any sum due to the Agent or any Lender hereunder or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Guarantor as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Applicable Creditor against such loss.  The obligations of the Guarantor contained in this Section shall survive the termination of this Guaranty and the Facility Agreement and the payment of all other amounts owing hereunder and thereunder.

Section 20.         WAIVER OF JURY TRIAL.  THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY, ANY OTHER FINANCE DOCUMENT OR FOR ANY TRANSACTIONS CONTEMPLATED BY THIS GUARANTY AND FOR ANY COUNTERCLAIM THEREIN.  THE GUARANTOR ACKNOWLEDGES THAT (A) THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS GUARANTY, (B) IT HAS RELIED ON THIS WAIVER IN ENTERING INTO THIS GUARANTY AND (C) IT WILL CONTINUE TO RELY ON THIS WAIVER IN FUTURE DEALINGS RELATED TO THIS GUARANTY.  THE GUARANTOR REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL ADVISERS AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS AFTER CONSULTATION WITH ITS LEGAL ADVISERS.  IN THE EVENT OF ANY LEGAL PROCEEDING RELATING TO THIS GUARANTY, ANY OTHER FINANCE DOCUMENT OR FOR ANY TRANSACTIONS CONTEMPLATED BY THIS GUARANTY, THIS GUARANTY MAY BE FILED AS EVIDENCE OF THE GUARANTOR’S WAIVER OF A TRIAL BY JURY.

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Section 21.          Reinstatement.  This Guaranty shall be reinstated to the extent of payments made to the Guarantor as reimbursement of amounts advanced by the Guarantor hereunder.  The Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any part of any payment of principal of, or interest on, the Guaranty Obligations is stayed, rescinded or must otherwise be restored by the Agent upon the bankruptcy or reorganization of BFE or any other Person.

Section 22.          ABN AMRO Conflict Waiver.  ABN AMRO acts as Agent and Lender and may provide other services or facilities from time to time (the “ABN AMRO Roles”).  The Guarantor hereto acknowledges and consents to any and all ABN AMRO Roles, waives any objections it may have to any actual or potential conflict of interest caused by ABN AMRO acting as Agent or as Lender hereunder and acting as or maintaining any of the ABN AMRO Roles, and agrees that in connection with any ABN AMRO Role, ABN AMRO may take, or refrain from taking, any action which it in its discretion deems appropriate.

Section 23.          Setoff.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of an Event of Default or a Series 2003-1 Early Amortization Event, each Lender is hereby authorized at any time or from time to time, without notice to the Guarantor or to any other Person, any such notice being hereby expressly waived to the extent permitted by applicable law, to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender, to or for the credit or the account of the Guarantor against and on account of the obligations and liabilities of the Guarantor to such Lender, as applicable, under this Guaranty or any other Finance Document, including, without limitation, all claims of any nature or description arising out of or connected with this Guaranty or any other Finance Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

If any Lender, whether by setoff or otherwise, has payment made to it under this Guaranty or any other Finance Document upon its Loans in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans.

Section 24.          Acknowledgment and Consent to Bail-in of EEA Financial Institutions.   The parties hereto acknowledge that the provisions of clause 39 (Acknowledgement and Consent to Bail-In of EEA Financial Institutions) of the Facility Agreement shall apply to this Guaranty mutatis mutandis and as if references to the Finance Documents therein were references to this Guaranty.

[Signature page follows.]

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IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed by its officers thereunto duly authorized, as of the date first written above.

GUARANTOR:

BUNGE LIMITED, a Bermuda company

By:
	Name:	Rajat Gupta
	Title:	Treasurer

By:
	Name:	Carla Heiss
	Title:	Secretary

[Signature Page to Guaranty]

Schedule I

Material Adverse Effect

None

SI-1

Schedule II

Environmental Matters

This Schedule II to the Guaranty hereby incorporates by reference all disclosures related to environmental matters set forth in (i) the Guarantor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed by the Guarantor on February 28, 2017 and (ii) the Guarantor’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017, which was filed by the Guarantor on November 1, 2017.

SII-1

Schedule III

Defaulted Facilities

None

SIII-1

Schedule IV

Designated Obligors

Name	Percentage Directly or Indirectly Owned by BL
Bunge Limited	--
Bunge Global Markets Inc.	100%
Bunge N.A. Holdings, Inc.	100%
Bunge North America, Inc.	100%
Koninklijke Bunge B.V.	100%
Bunge Alimentos S.A.	100%
Bunge Argentina S.A.	100%
Bunge S.A.	100%
Bunge Fertilizantes S.A. (Brazil)	100%
Bunge International Commerce Ltd.	100%
Bunge Trade Limited (successor to Bunge Fertilizantes International Limited)	100%

SIV-1

Schedule V

Material Contingent Liabilities and Material Disposition or Acquisition of Assets

This Schedule V to the Guaranty hereby incorporates by reference all disclosures set forth in (i) the Guarantor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed by the Guarantor on February 28, 2017 and (ii) the Guarantor’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017, which was filed by the Guarantor on November 1, 2017.

SV-1

Schedule VI

Material Litigation

This Schedule VI to the Guaranty hereby incorporates by reference all disclosures related to legal proceedings set forth in (i) the Guarantor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed by the Guarantor on February 28, 2017 and (ii) the Guarantor’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017, which was filed by the Guarantor on November 1, 2017.

SVI-1

ANNEX A

“ABN AMRO Roles”:  as defined in Section 22.

“Adjusted Capitalization”:  the sum of the Guarantor’s Consolidated Net Worth and the Guarantor’s consolidated Adjusted Net Debt.

“Adjusted Net Debt”:  with respect to any Person on any date of determination, (a) the aggregate principal amount of Indebtedness of such Person on such date (including, without limitation, letter of credit obligations of such Person) minus (b) the sum of all cash, time deposits, marketable securities and Liquid Inventory of such Person on such date.

“Aggregate Exposure Percentage”:  as defined in Section 2.

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Guarantor or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“BFE”:  as defined in the preamble hereto.

“BL”: Bunge Limited, a company organized under the laws of Bermuda, and its successors and permitted assigns.

“Code”: the United States Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Consolidated Net Worth”:  the Net Worth of the Guarantor and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP, plus minority interests in Subsidiaries.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“EDGAR”:  the Electronic Data-Gathering, Analysis and Retrieval system, which performs automated collection, validation, indexing and forwarding of submissions by Persons who are required by law to file forms with the U.S. Securities and Exchange Commission.

“Environmental Claim”:  any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereinafter “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting or arising from alleged or actual injury or threat of injury to the environment by reason of a violation of or liability arising under any Environmental Law.

“Environmental Law”:  any and all federal, state, local or foreign laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: with respect to any Person, any trade or business (whether or not incorporated) that is a member of a group of which such Person is a member and which is treated as a single employer under Section 414 of the Code.

“ERISA Event”:  (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, the filing of an application for a minimum funding waiver with respect to a Plan, or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by the Guarantor or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Guarantor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Guarantor or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan; (h) a determination that any Plan is, or is expected to be, in “at risk” status, within the meaning of Section 430 of the Code; or (i) the receipt by the Guarantor or any of its ERISA Affiliates of a determination that a Multiemployer Plan is in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“Executive Order”: Executive Order No. 13224 of September 23, 2001 – Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Facility Agreement”:  as defined in the preamble hereto.

“Foreign Taxes”:  as defined in Section 19(e).

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.

“Guarantor”:  as defined in the preamble hereto.

“Guaranty”:  as defined in the preamble hereto.

“Guaranty Obligations”:  as defined in Section 2.

“Hazardous Materials”:  (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority having jurisdiction over the Guarantor or its Subsidiaries and the manufacturing, trading or extraction of which constitutes a material portion of the business of the Guarantor or any of its Subsidiaries.

“Indebtedness”:  as to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (e) all obligations of such Person created or arising under any conditional sales or other title retention agreement with respect to any property acquired by such Person (including without limitation, obligations under any such agreement which provides that the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person with respect to letters of credit and similar instruments, including without limitation obligations under reimbursement agreements, (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, and (h) all guarantees by such Person of Indebtedness of others (other than guarantees of obligations of direct or indirect Subsidiaries of such Person).

“Intercompany Loans”:  Loans, as defined in Annex X to the Pooling Agreement.

“Investor Certificates”:  as defined in Annex X to the Pooling Agreement.

“Judgment Currency”:  as defined in Section 19(f).

“Lien”:  with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.

“Liquid Inventory”:  as to the Guarantor and its consolidated Subsidiaries at any time, its inventory at such time of commodities which are traded on any recognized commodities exchange, valued depending on the type of such commodity at either (a) the lower of cost or the market value at such time or (b) the market value at such time.

“Loan Purchase Date”: as defined in Annex X to the Pooling Agreement.

“Multiemployer Plan”: with respect to the Guarantor, a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Guarantor or any ERISA Affiliate of the Guarantor (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan”:  a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Guarantor or any ERISA Affiliate and at least one Person other than the Guarantor and the ERISA Affiliates or (b) was so maintained and in respect of which the Guarantor or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Worth”:  with respect to any Person, the sum of such Person’s capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders’ equity, excluding any treasury stock.

“Notice Address”:

Agent:
ABN AMRO BANK N.V.
Agency Desk – Syndicated Loans (HQ 8042)
Attention:  M. Meijer
Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands

PO Box 283, 1000 EA Amsterdam, The Netherlands
Tel. No:  +31 10 4016047
Telecopy No.: +31.20.628 69 85

Guarantor:	BUNGE LIMITED 50 Main Street White Plains, New York 10606 Attention: Treasurer Tel. No: (914) 684-3442 Telecopy No.: (914) 684-3283

“Obligor”: as defined in Annex X to the Pooling Agreement.

“OFAC”: the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any Person succeeding to the functions thereof.

“Permitted Secured Indebtedness”:  any Secured Indebtedness that:

(a) is secured by any mechanic, laborer, workmen, repairmen, materialmen, supplier, carrier, warehousemen, landlord or vendor Lien or any other Lien provided for by mandatory provisions of law, any order, attachment or similar legal process arising in connection with a court or other similar proceeding, any tax, charge or assessment ruling or required by any Governmental Authority under any other similar circumstances;

(b) is incurred or assumed solely for the purpose of financing all or any part of the cost of constructing or acquiring Property, and any Secured Indebtedness extending, renewing or replacing, in whole or in part Secured Indebtedness permitted pursuant to this clause (b), so long as the principal amount of the Secured Indebtedness secured by such Lien does not exceed its original principal amount;

(c) is secured by Property existing prior to the acquisition of such Property or the acquisition of any Subsidiary that is the owner of such Property and is not incurred in contemplation of such acquisition and any Secured Indebtedness extending, renewing or replacing, in whole or in part Secured Indebtedness permitted pursuant to this clause (c), so long as the principal amount of the Secured Indebtedness secured by such Lien does not exceed its original principal amount;

(d) is owed by any Subsidiary to the Guarantor or any other Subsidiary;

(e) is secured by any accounts receivable from or invoices to export customers (including, but not limited to, Subsidiaries), any contracts to sell, purchase or receive commodities to or from export customers and any cash collateral and proceeds thereof;

(f) is incurred pursuant to the Finance Documents or Transaction Documents;

(g) is secured by accounts receivable and other related assets arising in connection with transfers thereof to the extent such transfers are treated as true sales;

(h) is secured by a Lien on any checking account, saving account, clearing account, futures account, deposit account, securities account, brokerage account, custody account or other account (or on any assets held in such account), securing obligations under any agreement or arrangement related to the opening of or provision of clearing, pooling, zero-balancing, brokerage, settlement, margin or other services related to such account (or on any assets held in such account), which customarily exist on similar accounts (or on any assets held in such accounts) of corporations in connection with the opening of, or provision of clearing, pooling, zero-balancing, brokerage, settlement, margin or other services related, to such accounts; or

(i) is incurred in connection with letters of credit or other similar instruments issued in the normal course of business of the Guarantor or any Subsidiary, including without limitation, obligations under reimbursement agreements.

“Plan”:  a Single Employer Plan or a Multiple Employer Plan.

“Pooling Agreement”: the Fifth Amended and Restated Pooling Agreement, dated as of June 28, 2004, among Bunge Funding, Inc., Bunge Management Services, Inc., as servicer, and The Bank of New York Mellon, as trustee, and all amendments thereof and supplements thereto.

“Potential Series 2003-1 Early Amortization Event”:  an event which, with the giving of notice or the lapse of time or both, would constitute a Series 2003-1 Early Amortization Event.

“Property”: any of the Guarantor’s or any Subsidiary’s present or future property including any asset, revenue, or right to receive income or any other property, whether tangible or intangible, real or personal.

“Purchased Loan”: as defined in Annex X to the Pooling Agreement.

“Rating Agency”:  either one of (a) Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor thereto, or (b) Moody’s Investors Service, Inc. or any successor thereto.

“Restricted Party”: any person listed:

(a)	in the Annex to the Executive Order;

(b)	on the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC; or

(c)	in any successor list to either of the foregoing.

“Sale Agreement”: the Second Amended and Restated Sale Agreement, dated as of September 6, 2002, among the Sellers and Bunge Funding, Inc., as amended, supplemented or otherwise modified from time to time in accordance with the Transaction Documents.

“Secured Indebtedness”: all Indebtedness incurred by the Guarantor and any of its Subsidiaries (without duplication) which is secured by Property pledged by the Guarantor or any Subsidiary.

“Sellers”: Bunge Finance Limited and Bunge Finance North America, Inc. and their respective successors and permitted assigns and any additional Seller that becomes a party to the Sale Agreement in accordance with the terms of the Transaction Documents.

“Series 2003-1 VFC”: the Series 2003-1 VFC Certificate executed by Bunge Funding, Inc. and authenticated by or on behalf of The Bank of New York Mellon, as trustee.

“Single Employer Plan”:  a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Guarantor or any of its ERISA Affiliates and no Person other than the Guarantor and its ERISA Affiliates or (b) was so maintained and in respect of which the Guarantor or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Total Consolidated Current Assets”: the total consolidated current assets of the Guarantor and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP, minus the total time deposits under any trade structured finance program of the Guarantor and its consolidated Subsidiaries.

“Total Consolidated Current Liabilities”: the total consolidated current liabilities of the Guarantor and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP minus the total letter of credit obligations under any trade structured finance program of the Guarantor and its consolidated Subsidiaries.

“Total Tangible Assets”:  at any date of determination, the total amount of assets of the Guarantor and its Subsidiaries (without duplication and excluding any asset owned by the Guarantor or any Subsidiary that represents an obligation of the Guarantor or any other Subsidiary to such Subsidiary or Guarantor) after deducting therefrom all goodwill, trade names, trademarks, patents, licenses, copyrights and other intangible assets.

“Transaction Documents”: as defined in Annex X to the Pooling Agreement.

“Trust”: the Bunge Master Trust created by the Pooling Agreement.

“Trust Assets”: as defined in Annex X to the Pooling Agreement.

“UCC”: the Uniform Commercial Code, as amended, replaced or otherwise revised from time to time, as in effect in any specified jurisdiction.

“Withdrawal Liability”:  liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.